Exhibit 4.1

Dated as of March 9, 2021
TEXAS CAPITAL BANK, N.A. $275,000,000.00 SENIOR UNSECURED CREDIT-LINKED NOTES DUE SEPTEMBER 30, 2024 and THE PURCHASERS PARTY HERETO
NOTE PURCHASE AGREEMENT

TABLE OF CONTENTS
Page

Section 1.	Authorization of Notes	1
Section 2.	Sale and Purchase of Notes	1
Section 3.	Closing	1
Section 4.	The Notes	2
4.1	Notes Generally	2
4.2	Priority	2
4.3	Execution, Authentication, Delivery and Dating	2
4.4	Registration; Registration of Transfer and Exchange; Transfer Restrictions	3
4.5	Transfer	4
4.6	Mutilated, Destroyed, Lost and Stolen Notes	5
4.7	Persons Deemed Note Purchasers	6
4.8	Cancellation	6
4.9	Rule 144A Information	6
4.10	Agent for Issuer	6
4.11	Hypothetical Tranched Portfolio Credit Default Swap	7
4.12	Reduction of Outstanding Principal Balance	8
4.13	Early Amortization	8
4.14	Early Maturity Date due to Regulatory Event	9
4.15	Payments Generally	9
Section 5.	Conditions to Closing	10
5.1	Conditions to Closing	10
5.2	Purchase Permitted by Applicable Law, Etc	10
Section 6.	Representations and Warranties of the Issuer	10
6.1	Organization; Power and Authority	10
6.2	6.2 Authorization, Etc	11
6.3	No Conflicts	11
6.4	No Consents	11
6.5	Senior Obligations and Pari Passu Ranking	11
Section 7.	Payments	11
7.1	Interest	11
7.2	Principal Repayments	12
7.3	Payment on Maturity	12
7.4	Payments Due on Non-Business Days	12
Section 8.	Affirmative Covenants	12
8.1	Compliance with Laws	12
8.2	Corporate Existence	13

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8.3	Servicing	13
8.4	Notices and Reports	13
8.5	Holder Purchase Right	13
Section 9.	Negative Covenants	14
9.1	Economic Sanctions, Etc	14
Section 10.	Events of Default	14
Section 11.	Remedies on Default, Etc	15
11.1	Acceleration	15
11.2	No Waivers or Election of Remedies, Expenses, Etc	16
Section 12.	Taxes	16
12.1	Withholding With Respect to Payments	16
12.2	Forms	16
12.3	Tax Treatment of the Notes	16
Section 13.	Amendment and Waiver	17
13.1	Requirements	17
13.2	Binding Effect, Etc	17
Section 14.	Notices	17
Section 15.	Confidential Information	18
15.1	Maintenance of Confidential Information	18
15.2	Disclosure	18
15.3	Certain Holder Disclosures	19
15.4	Purchaser Information	19
15.5	Certain Issuer Disclosures	20
15.6	Information for other Holders	20
15.7	Survival	20
Section 16.	Effect of Benchmark Transition Event	20
16.1	Benchmark Replacement	20
16.2	Benchmark Replacement Conforming Changes	20
16.3	Decisions and Determinations	20
16.4	Certain Defined Terms	20
Section 17.	Miscellaneous	25
17.1	Successors and Assigns	25
17.2	Accounting Terms	25
17.3	Severability	25
17.4	Construction, Etc	25
17.5	Counterparts	26
17.6	Governing Law	26
17.7	Jurisdiction and Process; Waiver of Jury Trial	26

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Signature
Schedule A	—	Defined Terms
Schedule 1	—	Form of Senior Unsecured Credit Linked Note due September 30, 2024
Schedule 2	—	Form of CDS
Schedule 3	—	Form of Purchaser Representation Letter
Schedule 4	—	Form of Assignment and Assumption Agreement
Purchaser Schedule	—	Information Relating to Purchasers

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TEXAS CAPITAL BANK, N.A.
2000 McKinney Avenue, Suite 700
Dallas, TX 75201
Senior Unsecured Credit Linked Notes due September 30, 2024
March 9, 2021
TO EACH OF THE PURCHASERS LISTED IN
THE PURCHASER SCHEDULE HERETO:
Texas Capital Bank, N.A., a national banking association (the "Issuer"), agrees with each of the Purchasers as follows:
Section 1.Authorization of Notes. The Issuer will authorize the issue and sale of $275,000,000.00 aggregate principal balance of its Senior Unsecured Credit Linked Notes due September 30, 2024 (the "Notes").
(a)Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 17.4 shall govern.
Section 2.Sale and Purchase of Notes. Subject to the terms and conditions of this Agreement, the Issuer will issue and sell to each Purchaser and each Purchaser will purchase from the Issuer, on the Closing Date, Notes in the principal balance specified opposite such Purchaser's name in the Purchaser Schedule at the purchase price of 100% of the principal balance thereof. Such principal balance, as may be reduced pursuant to Sections 4.12 and 7.2, shall be the "Outstanding Principal Balance" of such Holder's Note under this Agreement. For the avoidance of doubt, the sum of the Outstanding Principal Balances of the Holders of all Notes shall at all times be equal to the Aggregate Principal Balance.
(b)The Purchasers' obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
Section 3.Closing. The sale and purchase of the Notes to be purchased by each Purchaser shall occur (the "Closing") on the date hereof (the "Closing Date"). Delivery of and payment for the Notes shall be made at the Closing or at such other place as shall be agreed upon by the Issuer and the relevant Purchaser. At the Closing, the Issuer will deliver to each Purchaser the Notes authenticated by the Note Registrar to be purchased by such Purchaser, against payment by such Purchaser to the Issuer or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to the Issuer Account.

Section 4.The Notes.
4.1    Notes Generally.
(a)The maximum aggregate principal balance of Notes that may be executed and Outstanding under this Agreement is limited to the Initial Principal Balance.
(b)The Notes shall be in substantially the form set forth in Schedule 1, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of the Notes.
(c)The Notes shall be issuable only in registered certificated form.
(d)All Notes shall be substantially identical except as to their initial principal balance and except as may otherwise be provided in or pursuant to Section 4.1(b).
4.2    Priority. All Notes issued under this Agreement shall be in all respects equally and rateably entitled to the benefits hereof without preference, priority or distinction on account of the actual time or times of issuance and delivery, all in accordance with the terms and provisions of this Agreement. Payments of interest on and principal of the Notes shall be made without preference or priority of any kind as between any Holders.
4.3    Execution, Authentication, Delivery and Dating. The Notes shall be executed on behalf of the Issuer by any of the Responsible Officers of the Issuer (whose signatures on the Notes may be manual or facsimile).
(a)Upon the execution of any Note, the Issuer may deliver Notes executed by the Issuer to the Note Registrar for authentication and the Note Registrar shall authenticate and deliver such Notes.
(b)No Note shall be entitled to any benefit under this Agreement or be valid or obligatory for any purpose, unless such note has been authenticated by the Note Registrar, and such authentication shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.
(c)Notes bearing the manual or facsimile signatures of individuals who were at any time Responsible Officers of the Issuer shall bind the Issuer, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the issuance and delivery of such Notes.
(d)Each Note shall be dated the date of its authentication.

4.4 Registration; Registration of Transfer and Exchange; Transfer Restrictions.
(a)The Issuer has appointed Citibank N.A. to act as Note Registrar (in such capacity, including any successor thereto, the "Note Registrar") and keep a note register (the "Note Register") in which, subject to the provisions of this Agreement and such reasonable regulations as the Issuer may prescribe, the Issuer shall provide for the registration of Notes and of transfers of the Notes.
(b)Upon surrender for registration of transfer of any Note at the office or agency of the Note Registrar, the Issuer shall execute and deliver in the name of the assignor (if less than all of its Note is being transferred) and the designated assignee or assignees, one or more new Notes of like tenor and with the aggregate principal balance being transferred. The Note Registrar shall update the Note Register and authenticate the Notes executed by the Issuer.
(c)At the option of the applicable Holder, Notes may be exchanged for other Notes of like tenor and aggregate principal balance upon surrender of the Notes to be exchanged at the Note Registrar's office or agency, subject to the minimum denomination of the Notes provided in Section 4.5(d). Whenever any Notes are so surrendered for exchange, the Issuer shall execute and deliver the Notes that the Holder making the exchange is entitled to receive. The Note Registrar shall update the Note Register and authenticate the Notes executed by the Issuer.
(d)All Notes issued upon any registration of transfer or exchange of Notes pursuant to this Section 4.4 shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.
(e)Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer, duly executed by the Holder thereof or its attorney duly authorized in writing, with such attorney's signature guaranteed by a commercial bank or trust company, or by a member firm of a national securities exchange, and such other documents as the Issuer may reasonably require.
(f)No service charge shall be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes.

4.5    Transfer.
(a)A Holder may not assign transfer or sell, in whole or in part, its rights and obligations hereunder and under any Note (or interest therein) to any Person unless each of the following conditions is satisfied:
(i)the transferee is either (a) a transferee with respect to which the Issuer has granted its consent (which consent may be granted in its sole discretion), or (b) a Person that is a Holder of Notes prior to such transfer or sale (any such Person, an "Eligible Transferee");
(ii)the Holder has notified the Issuer in writing prior to such transfer or purported transfer,
(iii)both the Holder and the Eligible Transferee have executed and delivered to the Issuer a duly-executed Assignment and Assumption Agreement, and
(iv)the Eligible Transferee has delivered to the Issuer its duly-executed Purchaser Representation Letter.
(b)A Holder may not sell or transfer the Note to any Purchaser that has represented that it is a Benefit Plan Investor or Controlling Person to the extent that such sale or transfer may result in Benefit Plan Investors owning 25 per cent. or more of the Aggregate Principal Balance (disregarding amounts held by any Controlling Person) (the "25 per cent. Limitation").
(c)Upon its purchase of the Notes, each Purchaser will be deemed to have represented and agreed as follows and, in the Purchaser Representation Letter provided by a Purchaser upon its purchase or acquisition of the Notes, such Purchaser shall represent substantially as follows:
(i)on each day it holds the Notes, its acquisition, holding and disposition of the Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Law;
(ii)it acknowledges and agrees that the Note Registrar will not register any transfer of the Notes if it has been informed in writing that such proposed transfer would result in a violation of the 25 per cent. Limitation;
(iii)it is not a Benefit Plan Investor or a Controlling Person; provided that, (a) on the Closing Date, a Purchaser that is a Benefit Plan Investor or a Controlling Person may purchase the Notes from the Issuer, so long as the Purchaser provides a Purchaser Representation Letter containing certain ERISA representations acceptable to the Issuer as to its status as a Benefit Plan Investor or a Controlling Person and obtains the written consent of the Issuer, and (b) after the Closing Date, a Purchaser that is a Benefit Plan Investor or a Controlling Person may purchase the Notes, so long as the Purchaser (x) provides certain ERISA representations acceptable to the Issuer in the Purchaser Representation Letter and (y) obtains the written consent of the Issuer;
(iv)it understands that the representations made in this Section 4.5(c) will be deemed made on each day from the date of acquisition by the Purchaser of an interest in the Notes through and including the date on which it disposes of such interest. It agrees that if any of its representations under this Section 4.5(c) become untrue, it will immediately notify the Issuer and take any other action as may be requested by them. It agrees to indemnify and hold harmless the Issuer and its Affiliates from any cost, damage or loss incurred by them as a result of these representations being untrue; and
(v)if it is a Benefit Plan Investor, that: (A) none of the Issuer or its Affiliates has provided any investment recommendation or investment advice to the Benefit Plan Investor, or the Plan Fiduciary, on which either the Benefit Plan Investor or the Plan Fiduciary has relied in connection with the decision to acquire the Notes, and that the Issuer and its Affiliates are not otherwise acting as a fiduciary, as defined in Section 3(21) of ERISA or Section 4975(e)(3) of the Code, to the Benefit Plan Investor or the Plan Fiduciary in connection with the Benefit Plan Investor's acquisition of the Note; and (B) the Plan Fiduciary is exercising its own independent judgment in evaluating the transaction.
(a)Each transfer of a Note or a participation or other interest therein shall be in a minimum denomination of $250,000 and multiples of $1,000 in excess thereof.
4.6    Mutilated, Destroyed, Lost and Stolen Notes.
(a)If any mutilated but still clearly identifiable Note is surrendered to the Issuer, the Issuer shall execute and deliver to the Note Registrar for authentication in exchange therefor a new Note of like tenor and principal balance and bearing a number not contemporaneously outstanding. If there shall be delivered to the Issuer (i) evidence to the Issuer's satisfaction of the destruction, loss, mutilization beyond clear recognition or theft of any Note, and (ii) such security and indemnity as may be reasonably required by the Issuer and the Note Registrar holding the Issuer, the Note Registrar and any of their agents harmless, then, in the absence of notice to the Issuer that such Note has been acquired by a bona fide purchaser, the Issuer shall execute and deliver to the Note Registrar for authentication, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal balance and bearing a number not contemporaneously outstanding. The Issuer shall provide written direction to the Note Registrar to authenticate the new Note and to update the Note Register accordingly.
(b)In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer may, instead of issuing a new Note, pay such Note.
(c)Upon the issuance of any new Note pursuant to this Section 4.6, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and shall require payment of any other expenses (including the fees and expenses of the Note Registrar) connected therewith.

(d)Every new Note issued pursuant to this Section 4.6 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.
(e)The provisions of this Section 4.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
4.7    Persons Deemed Note Purchasers. The Issuer and any agent of the Issuer may treat the Person in whose name such Note is registered in the Note Register as the owner of such Note for the purpose of receiving payment of principal of and Interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuer nor any agent of the Issuer shall be affected by notice to the contrary.
4.8    Cancellation. Subject to Section 4.4(b), all Notes surrendered for payment, registration of transfer or exchange shall, if surrendered to any Person other than the Issuer, be delivered to the Note Registrar and shall be promptly cancelled by the Note Registrar. Subject to Section 4.4(b), the Issuer may direct the Note Registrar at any time to cancel any Notes previously delivered hereunder that the Issuer may have acquired in any manner whatsoever, and may direct the Note Registrar to cancel any Notes previously executed hereunder which the Issuer has not issued and sold. No Notes shall be executed and delivered in lieu of or in exchange for any Notes cancelled as provided in this Section 4.8, except as expressly permitted by this Agreement. All cancelled Notes held by the Note Registrar shall be held or destroyed by the Note Registrar in accordance with its standard retention or disposal policy as in effect at the time. The Issuer shall provide written direction to the Note Registrar to update the Note Register.
4.9    Rule 144A Information. To permit compliance with Rule 144A in connection with resales of the Notes, the Issuer will furnish upon request to a registered holder of a Note and to any prospective purchaser designated by that holder, the information required to be delivered under Rule 144A(d)(4) under the Securities Act if, at the time of the request, the Issuer is not a reporting company under Section 13 or Section 15(d) of the United States Securities Exchange Act of 1934, as amended.
4.10    Agent for Issuer. The Issuer has engaged Citibank, N.A. as its agent in connection with the roles of Paying Agent and Note Registrar in connection with this Agreement (the "Agent") pursuant to the terms of a Paying Agent and Registrar Agreement dated on or about the date hereof. The Issuer represents to each Purchaser that the Agent is authorized to act as agent for it and that only the Issuer and not any Purchaser is responsible for the compensation and expenses of the Agent. Each Purchaser hereby acknowledges and agrees that the Notes are solely the obligations of the Issuer and that the Agent makes no representation or warranty and assumes no obligation whatsoever, whether express or implied, as to the Notes, the Issuer or any other aspect or matter related to the transactions contemplated in this Agreement, and that the Agent shall have no liability whatsoever to any Purchaser with respect to the Notes or the transactions under this Agreement. If a Purchaser interacts with any employee of the Agent with respect to this Agreement or the Notes, such Purchaser is hereby notified that such employee will act solely as an authorized representative of the Issuer (and not as a representative of the Agent) in connection with this Agreement and the Notes. No failure by the Agent to perform, or negligence or misconduct by the Agent in the performance of, (x) its obligations under the Paying Agent and Registrar Agreement or (y) those actions under this Agreement to be performed by the Agent, in either case, shall relieve the Issuer of its obligations to the Holders.
4.11    Hypothetical Tranched Portfolio Credit Default Swap.
(a)The Notes are linked to a hypothetical tranched portfolio credit default swap transaction in the form of Schedule 2 hereto (the "CDS").
(b)Solely for the purposes of making calculations under the Notes, the Issuer is deemed on the Closing Date to have entered into a hypothetical swap transaction with the same terms as the CDS with the Issuer acting as protection buyer and with a market counterparty acting as protection seller.
(c)In the event that the terms of the CDS provide for the Buyer, the Seller or the Calculation Agent to make a determination or calculation or exercise any discretion pursuant to the terms of the CDS (including, without limitation to the generality of the foregoing, the occurrence of potential Credit Events or the determination of Final Loss Amounts, in each case as defined in and in accordance with the terms of the CDS), such determination, calculation or such exercise of a discretion, as the case may be, shall be made by the Calculation Agent acting in its sole and absolute discretion; provided that such determinations and calculations by the Calculation Agent under the CDS shall be shall be subject to verification by the Verification Agent (as such term is defined in the CDS) in accordance with the terms of the Agreed upon Procedures (as such term is defined in the CDS).
(d)In the event that the terms of the CDS oblige the Buyer, the Seller and/or the Calculation Agent to agree or consult with each other in respect of any calculation or determination or right in respect of or under the CDS, such obligation shall be deemed not to apply and to be replaced by the obligation of the Calculation Agent acting in its sole and absolute discretion to make the relevant calculation or determination or exercise the relevant right, as the case may be, in particular in relation to Credit Events (taking into account confidentiality).
(e)For the avoidance of doubt, the CDS shall be a notional agreement only, and is a hypothetical transaction intended for the purpose of making calculations under this Agreement.
(f)The Reference Obligation Notional Amount with respect to each Eligible Obligation may not, at any time, exceed 75% of the principal balance of such Eligible Obligation. The Issuer shall at all times hold at least 25% of the principal balance of each Eligible Obligation (the "Retained Portion") and shall not sell, participate or purchase credit protection on such Retained Portion.

4.12    Reduction of Outstanding Principal Balance.
(a)Each reduction made to the Credit Protection Notional Amount under the CDS shall on the effective date thereof (subject to Section 4.12(b)) under the CDS result in (x) a reduction of the Aggregate Principal Balance under this Agreement, and (y) a proportionate and pro rata reduction to each Holder's Outstanding Principal Balance; provided that except as provided in Section 7.2, any such reduction shall be made without any payment in respect thereto being owed to any Holder. Each increase made to the Credit Protection Notional Amount under the CDS shall, on the effective date thereof under the CDS, result in (x) an increase in the Aggregate Principal Balance under this Agreement and (y) a proportionate and pro rata increase to each Holder's Outstanding Principal Balance, without any payment of being owed by any Holder to the Issuer in respect thereof.
(b)For the purposes of the reduction of the Aggregate Principal Balance and each Holder's Outstanding Principal Balance pursuant to Section 4.12(a), each Credit Protection Tranche Amortization that occurs during the Amortization Period shall be effective on the Payment Date immediately following the occurrence of such Credit Protection Tranche Amortization and not on the date of the occurrence of such Credit Protection Tranche Amortization.
4.13    Early Amortization.
(a)If, on any date that falls 2 calendar years after the Closing Date but prior to the Scheduled Replenishment End Date, the Early Amortization Condition is satisfied, the Issuer may deliver a notice to the Noteholders, with not less than 3 Business Days' notice, that
(i)beginning with the third Business Day after the delivery of such notice, an Early Amortization Period shall be in effect (each such notice, an "Early Amortization Notice"); or
(ii)beginning with the immediately following Payment Date the Final Amortization Period shall be in effect (each such notice, the "Final Amortization Notice" and together with an Early Amortization Notice, each an "Amortization Notice").
(b)If the Issuer has delivered an Early Amortization Notice, the Issuer may, on any date prior to the Scheduled Replenishment End Date,
(i)rescind such Early Amortization Notice upon not less than 3 Business Days' notice to each Holder, and the Early Amortization Period shall terminate on the first Business Day after such notice of rescission is delivered to the Noteholders (unless such date is the Scheduled Replenishment End Date); or
(ii)deliver a notice to the Noteholders establishing a new target Credit Protection Notional Amount chosen by the Issuer in its sole discretion (the "Target CPNA") (which Target CPNA (x) shall be less than the Credit Protection Notional Amount as of date of the delivery of the Amortization Notice and (y) may be established in the Early Amortization Notice) and if, on any Business Day prior to the Scheduled Replenishment End Date the Credit Protection Notional Amount is equal to or less than such Target CPNA, the Early Amortization Notice will be deemed to be rescinded and the Early Amortization Period shall terminate on the immediately following Business Day. The Buyer shall notify the Noteholders if the Early Amortization Period is deemed to be so rescinded not later than two Business Days after the occurrence thereof;
provided that, an Early Amortization Notice may not be rescinded pursuant to (i) above or deemed rescinded pursuant to (ii) above (notwithstanding the Target CPNA) if on such date the aggregate funded balances of the Eligible Obligations is less than USD2,000,000,000.
(c)If an Early Amortization Period is in effect during an Interest Period and is rescinded in accordance with Section 4.13(b) during such Interest Period, the Aggregate CPT Amortization Amount with respect to such Interest Period shall be paid on the applicable Payment Date in repayment of the Aggregate Principal Balance of the Notes in accordance with Section 7.2, notwithstanding such rescission.
(d)The Issuer may not rescind a Final Amortization Notice.
4.14    Early Maturity Date due to Regulatory Event. If a Regulatory Event occurs, the Issuer may, by not later than 5 Business Days' prior notice, declare that the immediately following Payment Date shall be the "Early Maturity Date". The Issuer may rescind such declaration no later than 2 Business Days' prior to the intended Early Maturity Date, in which case no such Early Maturity Date shall occur on such Payment Date.
4.15    Payments Generally. Payments in respect of the Notes shall be made by the Paying Agent in U.S. Dollars by wire transfer, as directed by the Holder, in immediately available funds to a United States dollar account, to the Holder or its designee; provided that the Holder thereof shall have provided written wiring instructions to the Issuer and the Paying Agent on or before the related Record Date; and provided, further, that if appropriate instructions for any such wire transfer are not received by the related Record Date, then such payment shall be made by check drawn on a U.S. bank mailed to the address of the Holder specified in the Note Register. Upon final payment due on the Maturity Date, the Holder thereof shall present and surrender the Notes at the applicable office of the Note Registrar on or prior to such date.
(a)Payments on the Maturity Date or the Early Maturity Date shall be made only upon presentation and surrender of the related Note.

Section 5.    Conditions to Closing
5.1    Conditions to Closing. The purchase of the Notes by a Purchaser shall be subject to the satisfaction of the following conditions precedent:
(a)On or prior to the Closing Date, such Purchaser shall have received the following documents and instruments, all of which shall be in form and substance reasonably acceptable to it:
(i)Executed counterparts of this Agreement; and
(ii)An executed Note registered in the name of such Purchaser authenticated by the Note Registrar.
(b)Delivery by such Purchaser to the Issuer and Placement Agent of a duly executed Purchaser Representation Letter in such form acceptable to the Issuer and Placement Agent.
(c)Delivery by such Purchaser of executed copies of: (i) Internal Revenue Service Form W-9 or any successor form establishing a complete exemption from U.S. withholding and back-up withholding tax on the Notes, (ii) Internal Revenue Service Form W-8BEN or W-8BEN-E or any successor form claiming an exemption from U.S. withholding on the Notes under the "interest" article of an applicable income tax treaty, (iii) Internal Revenue Service Form W-8BEN or W-8BEN-E or any successor form accompanied by a certification to the effect that such Purchaser is not (x) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (y) a "10 percent shareholder" of the Issuer within the meaning of Section 871(h)(3)(B) of the Code or (z) a "controlled foreign corporation" related to the Borrower as described in Section 881(c)(3)(C) of the Code or (iv) Internal Revenue Service Form W-8ECI or any successor form claiming an exemption from U.S. withholding on the Notes due to income from the Notes being effectively connected with the Purchaser's conduct of a trade or business in the United States.
5.2    Purchase Permitted by Applicable Law, Etc. On the Closing Date such Purchaser's purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment and (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System).
Section 6.    Representations and Warranties of the Issuer. The Issuer represents and warrants to each Purchaser that:
6.1    Organization; Power and Authority. The Issuer is a national banking association duly incorporated and validly existing in good standing under the laws of the United States of America. The Issuer has the corporate power and authority to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

6.2    Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Issuer, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
6.3    No Conflicts. The execution, delivery and performance by the Issuer of this Agreement and the issuance and performance by the Issuer of the Notes will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property or asset of the Issuer pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Issuer is a party or by which the Issuer or any of its properties or assets are bound, (ii) result in a violation of the provisions of the charter or by-laws or other constitutive documents of the Issuer or (iii) result in the violation of any law, rule or regulation or any judgment, order or decision of any court, arbitrator or governmental or regulatory authority, and which, individually or in the aggregate, if determined adversely to the Issuer or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect.
6.4    No Consents. No consent, approval, authorization, license, order, registration or qualification of or with any court, arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Issuer of this Agreement and the issuance and performance by the Issuer of the Notes.
6.5    Senior Obligations and Pari Passu Ranking. The obligations of the Issuer under the Notes are (a) senior obligations of the Issuer that rank senior to any subordinated obligations of the Issuer, (b) not subordinated to any other obligations of the Issuer, and (c) rank in all respects pari passu with the other unsecured and unsubordinated indebtedness and obligations of the Issuer (other than, in each case, any obligations entitled to priority by operation of law).
Section 7.    Payments.
7.1    Interest. The Notes shall accrue interest on the daily average of the Aggregate Principal Balance of the Notes for each day during the related Interest Period at the Interest Rate and such interest shall be payable in arrears on each Payment Date on the Aggregate Principal Balance thereof of the related Interest Period (after giving effect to payments of principal thereof, if any); provided that, upon the Notes becoming due and payable under Section 11.1, whether automatically or by declaration, the Notes shall accrue interest at the Default Rate and not the Interest Rate.

(a)On each Payment Date, the Issuer shall pay to each Holder (determined as of the related Record Date) an amount equal to the Aggregate Interest Amount multiplied by such Noteholder's Applicable Percentage.
(b)Interest accrued with respect to the Notes shall be calculated on the basis of the actual number of days elapsed in the applicable Interest Period divided by 360.
7.2    Principal Repayments. On each Payment Date that falls during the Amortization Period, including any Payment Date with respect to an Interest Period during which an Early Amortization Period was applicable but was subsequently rescinded, the Issuer shall apply an amount equal to the Aggregate CPT Amortization Amount in repayment of the Aggregate Principal Balance of the Notes. On each such Payment Date, the Issuer shall pay to each Holder (determined as of the related Record Date) an amount of principal equal to the Aggregate CPT Amortization Amount multiplied by such Noteholder's Applicable Percentage. Each such payment of principal shall reduce the Outstanding Principal Amount of the relevant Holder's Note.
7.3    Payment on Maturity. On the Maturity Date or any Payment Date designated as an Early Maturity Date, the Issuer shall redeem the Notes in full by paying the Aggregate Principal Balance to the Noteholders. On each such Payment Date, the Issuer shall pay to each Holder (determined as of the related Record Date) an amount of principal equal to the Outstanding Principal Amount of such Holder (as such Outstanding Principal Amount may have been reduced pursuant to Section 4.12).
7.4    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal on the Notes (including principal due on the Maturity Date) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
Section 8.    Affirmative Covenants. The Issuer covenants that so long as any of the Notes are outstanding:
8.1    Compliance with Laws. Without limiting Section 9.1, the Issuer will comply with all laws, ordinances or governmental rules or regulations to which it is subject and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the conduct of its businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.2    Corporate Existence. The Issuer will at all times preserve and keep its corporate existence in full force and effect.
8.3    Servicing. The Issuer shall administer each Reference Obligation (and exercise its rights thereunder) in accordance with the Applicable Loan Warehousing Standards as if it had not entered into the transaction evidenced by this Agreement (including the CDS).
8.4    Notices and Reports. The Issuer shall, not later than 15 Business Days following each Payment Date, provide to each Holder periodic performance reports and all financial statements (including any accompanying certifications) provided to the Issuer by each Reference Entity or by any other party under any Reference Obligation with respect to the relevant Interest Period and the related Payment Date.
8.5    Holder Purchase Right.
(a)The Issuer shall provide notice to each Holder of the occurrence of a Credit Event with respect to a Reference Obligation as soon as reasonably practicable following the relevant Credit Event Determination Date.
(b)If the Issuer determines that the amount recovered or the good faith estimate of the amounts that will be recovered, as the case may be, by the Issuer, in respect of principal upon a work-out or sale of a Credit Event Reference Obligation would cause a Final Loss Amount in excess of zero to be determined with respect to such Credit Event Reference Obligation in accordance with the terms of the CDS (a "Loss Event"), the Issuer shall notify the Holders of the occurrence of such Loss Event not later than the Business Day after such determination (a "Loss Event Notice").
(c)Any Holder may, not later than two Business Days after receipt of a Loss Event Notice, notify the Issuer that it intends to purchase the assets underlying the Credit Event Reference Obligation relating to the applicable Loss Event Notice. Such purchase shall be made:
(i)at a purchase price equal to the sum of (x) the unpaid principal balance of such Credit Event Reference Obligation as of the relevant Credit Event Determination Date and (y) all accrued and unpaid interest thereon as of such date (the "Holder Purchase Price");
(ii)with respect to all of the assets underlying such Credit Event Reference Obligation, including, for the avoidance of doubt, the portion of the assets underlying such Credit Event Reference Obligation that exceeds the Reference Obligation Notional Amount of such Credit Event Reference Obligation;
(iii)
if only one Holder has notified the Issuer that it intends to purchase such assets, in an amount equal to the Holder Purchase Price; and

if more than one Holder has notified the Issuer that it intends to purchase such assets, each such Holder shall pay a portion of the Holder Purchase Price equal to its pro rata percentage of its Outstanding Principal Balance as of the Credit Event Determination Date to the sum of the Outstanding Principal Balances of all Holders that have notified the Issuer that they intend to purchase such assets; and
(iv)the Holder Purchase Price is paid by the Holder or Holders, as the case may be, in full, not later than one Business Day after notice of the intention to purchase has been provided to the Issuer.
(d)Upon payment of the Holder Purchase Price in full, the Issuer shall take all commercially reasonable steps to transfer such underlying assets to the Holder(s) in a commercially reasonable period of time at the direction of the Holder(s).
(e)When paid in full to the Issuer, the Holder Purchase Price shall constitute the amount recovered or estimated to be recovered, as the case may be, by the Buyer upon the sale of the relevant Credit Event Reference Obligation.
Section 9.    Negative Covenants. The Issuer covenants that so long as any of the Notes are outstanding:
9.1    Economic Sanctions, Etc. The Issuer will not (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any Holder or any affiliate of such Holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such Holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.
Section 10.    Events of Default. An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:
(a)the Issuer defaults in the payment of any amount owing under the Notes and such failure shall continue for a period of five (5) Business Days after the earlier of (i) the date on which a Responsible Officer of the Issuer has actual knowledge of such failure and (ii) the date on which written notice of such failure is received by the Issuer from any Holder; or
(b)except as otherwise provided in this Section 10(b), the Issuer shall fail to perform or observe any term, covenant, agreement or undertaking under this Agreement or the Notes, which failure materially and adversely affects the rights of the Holders, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) the date on which a Responsible Officer of the Issuer has actual knowledge thereof and (ii) the date on which written notice thereof has been given to the Issuer from the any Holder; or

(c)any representation, warranty, certification or statement made by the Issuer in this Agreement that, at the time of detection, materially adversely affects the rights of the Holders shall prove to have been incorrect in any material respect when made or deemed made and shall remain incorrect for a period of thirty (30) days after the earlier of (i) the date on which a Responsible Officer of the Issuer has actual knowledge thereof and (ii) the date on which written notice thereof is has been given to the Issuer from any Holder; or
(d)the Issuer (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(e)a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Issuer, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Issuer or any of its Significant Subsidiaries, or any such petition shall be filed against the Issuer or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or
(f)any event occurs with respect to the Issuer which under the laws of any jurisdiction is analogous to any of the events described in Section 10(d) or Section 10(e), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 10(d) or Section 10(e).
Section 11.    Remedies on Default, Etc.
11.1    Acceleration.
(a)If an Event of Default with respect to the Issuer described in Section 10(d), (e) or (f)) (other than an Event of Default described in clause (i) of Section 10(d) or described in clause (vi) of Section 10(d) by virtue of the fact that such clause encompasses clause (i) of Section 10(d)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Issuer, declare all the Notes then outstanding to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 11.1, whether automatically or by declaration, such Notes will forthwith mature and the entire outstanding principal balance of such Notes plus all accrued and unpaid interest thereon shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.
11.2    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.
Section 12.    Taxes.
12.1    Withholding With Respect to Payments. Notwithstanding any other provisions of this Agreement, each payment required to be made by the Issuer in respect of any Note shall be paid when due free and clear of, and without deduction or set-off for, any and all taxes imposed or collected by withholding, except to the extent required by applicable law. If any amount payable by the Issuer in respect of a Note becomes subject to any tax imposed or collected by way of withholding, the Issuer shall not be required to pay any indemnity or additional amount with respect to any such withholding tax. If (i) the Issuer is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding for any tax with respect to any payment made under the Notes; (ii) the Issuer does not so deduct or withhold; and (iii) a liability resulting from such tax is assessed directly against the Issuer; then each Holder agrees to indemnify and hold harmless and promptly reimburse the Issuer upon its written request for the amount of such liability (including interest and penalties), except to the extent (x) such Holder has satisfied or then satisfies the liability resulting from such tax in full or (y) such liability has arisen as a result of negligence, wilful misconduct, bad faith or a breach of this Agreement by the Issuer or the Agent.
12.2    Forms. Each Purchaser agrees to provide the Issuer with:
(a)the tax forms referenced in Section 5.1(c)(iii), (i) on the Closing Date (or, if later, the date on which it becomes a party to this Agreement hereunder pursuant to Section 4.5), and (ii) upon the occurrence of any event that would require the amendment or resubmission of any such form previously provided hereunder, and
(b)such other forms, certificates or information in connection therewith reasonably requested by the Issuer or otherwise necessary to avoid withholding taxes bring imposed on payments to such Purchaser.
12.3    Tax Treatment of the Notes. The Issuer intends to treat the Notes as debt for U.S. federal income tax purposes and to not withhold taxes on payments required to be made to a Purchaser in respect of the Notes, provided that the Issuer has valid copies of the IRS Forms described in Section 5.1(c).

Section 13.    Amendment and Waiver.
13.1    Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Issuer and the Required Holders, except that:
(a)no amendment or waiver of any of Sections 1, 2, 3, 4 or 11 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and
(b)no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 11 relating to acceleration, change the amount or time of any or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on the Notes, (ii) change the percentage of the Outstanding Principal Balance of the Notes the Holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 7, 10, 13 or 15.
13.2    Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 13 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Issuer without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Issuer and any holder of a Note and no delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.
Section 14.    Notices. All notices, requests, demands, directions and other communications under the provisions of this Agreement and any notice by a Purchaser to the Issuer of any change to such Purchaser's notice information or payment instructions set forth in such Holder's Purchaser Representation Letter (collectively "notices") shall be in writing (including facsimile or electronic communication, if the recipient provides an e-mail address) unless otherwise expressly permitted hereunder and shall be sent by first-class mail, first-class express mail, electronic mail, courier, or by facsimile, in all cases with charges prepaid. Any such properly given notice shall be effective when received. All notices shall be sent to the applicable party at the addresses specified below, as applicable, or in accordance with the last unrevoked written direction from such party to the other parties hereto.
If to Issuer:    Texas Capital Bank, N.A.
2000 McKinney Avenue, Suite 700
Dallas, TX 75201
Attn: General Counsel
Kelly.Rentzel@TexasCapitalBank.com
If to Holder:    As set forth in the applicable Purchaser Representation Letter.

Section 15.    Confidential Information.
15.1    Maintenance of Confidential Information. Subject to Section 15.2, each Purchaser shall, and shall cause its Representatives to, maintain
(a)all information provided by or on behalf of the Issuer to the Purchaser or its Representatives, whether prior to, on or after the date hereof, in connection with the Notes (including without limitation, all data, agreements, files, analyses, compilations, studies, notes or other documents, whether disclosed orally or disclosed or stored in written, electronic, or other form of media, in each case, prepared or provided by the Issuer or the Purchaser or any of their respective Representatives containing, or based in whole or in part on, any information furnished by the Issuer or its Representatives, whether relating to the Issuer, any Reference Entity, any Reference Obligation or otherwise),
(b)the existence and terms of the Note Purchase Agreement (including the CDS), the Purchaser Representation Letter and the Reference Obligations,
(c)any reports, notices and other materials or information delivered from time to time under the Note Purchase Agreement or the Purchaser Representation Letter, and
(d)any other confidential and proprietary information of the Issuer or any Reference Entity provided or made available to the Purchaser in connection with the negotiation and consummation of the transactions contemplated in this Agreement, the Purchaser Representation Letter and any document or agreement delivered and executed in connection therewith (collectively, the "Confidential Information") confidential.
15.2    Disclosure. Notwithstanding the provisions of Section 15.1, but subject to Section 15.3 (if applicable), Confidential Information may be disclosed by a Holder:
(a)to its Representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential),
(b)to the extent requested by any regulatory authority or self-regulatory organization purporting to have jurisdiction over it,
(c)to the extent required by applicable laws or regulations or by any subpoena or similar legal process,
(d)to any other party hereto,
(e)in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or any other related document or the enforcement of rights hereunder or thereunder, or

(f)to the extent such Confidential Information
(i)becomes publicly available other than as a result of a breach of this Section 15, or
(ii)becomes available to the Holder on a non-confidential basis from a source other than the Issuer.
15.3    Certain Holder Disclosures. Notwithstanding the provisions of Section 15.2 above, prior to any disclosure permitted under Section 15.2(c) above, the Holder shall provide the Issuer with reasonable prior written notice of such requirement or request, to the extent practicable and legally permitted, so that the Issuer may seek a protective order or other remedy.
15.4    Purchaser Information. The Issuer shall maintain and shall cause the Agent to maintain the identity of any Purchaser under this Agreement and any confidential and proprietary information of any Purchaser provided to Issuer in connection with the negotiation and consummation of the transactions contemplated herein (collectively, the "Purchaser Information") confidential, except that Purchaser Information may be disclosed
(a)to its Representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Purchaser Information and instructed to keep such Purchaser Information confidential),
(b)to the extent requested by any regulatory authority or self-regulatory organization purporting to have jurisdiction over it,
(c)to the extent required by applicable laws or regulations or by any subpoena or similar legal process,
(d)in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement, or any other related document or the enforcement of rights hereunder or thereunder,
(e)subject to an agreement containing provisions substantially the same as those of this section, to any assignee of, or participant in, or any prospective assignee of, or participant in, any of its rights or obligations under this Agreement, or
(f)to the extent such Purchaser Information
(i)becomes publicly available other than as a result of a breach of this Section, or
(ii)becomes available to the Issuer on a non-confidential basis from a source other than such Purchaser.

15.5    Certain Issuer Disclosures. Notwithstanding the provisions of Section 15.4 above, prior to any disclosure related to a Holder permitted under Section 15.4(c) above, the Issuer shall provide the applicable Holder with reasonable prior written notice of such requirement or request, to the extent practicable and legally permitted, so that such Holder may seek a protective order or other remedy.
15.6    Information for other Holders. Upon reasonable request of any Holder to transmit information to other Holders, the Issuer shall make commercially reasonable efforts to deliver such information to other Holders.
15.7    Survival. The provisions of this Section 15 shall survive the termination of this Agreement.
Section 16.    Effect of Benchmark Transition Event
16.1    Benchmark Replacement. If the Issuer determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.
16.2    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Issuer will have the right to make Benchmark Replacement Conforming Changes from time to time.
16.3    Decisions and Determinations. Any determination, decision or election that may be made by the Issuer pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Issuer's sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the securities, shall become effective without consent from any other party.
16.4    Certain Defined Terms. As used in this Section 16:
(a)“Benchmark” means, initially, LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
(b)“Benchmark Replacement” means the Interpolated Benchmark; provided that if the Issuer cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Issuer as of the Benchmark Replacement Date:

(i)the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;
(ii)the sum of: (a) Compounded SOFR and (b) the applicable Benchmark Replacement Adjustment;
(iii)the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;
(iv)the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;
(v)the sum of: (a) the alternate rate of interest that has been selected by the Issuer as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated credit-linked notes at such time and (b) the Benchmark Replacement Adjustment.
If a Benchmark Replacement is selected pursuant to clause (ii) above, then on the first day of each calendar quarter following such selection, if a redetermination of the Benchmark Replacement on such date would result in the selection of a Benchmark Replacement under clause (i) above, then (x) the Benchmark Replacement Adjustment shall be redetermined on such date utilizing the Unadjusted Benchmark Replacement corresponding to the Benchmark Replacement under clause (i) above and (y) such redetermined Benchmark Replacement shall become the Benchmark on each date for determining the Benchmark on or after such date. If redetermination of the Benchmark Replacement on such date as described in the preceding sentence would not result in the selection of a Benchmark Replacement under clause (i), then the Benchmark shall remain the Benchmark Replacement as previously determined pursuant to clause (ii) above.
(c)“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Issuer as of the Benchmark Replacement Date:
(i)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(ii)if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;
(iii)the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Issuer giving due consideration to any industry-

accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated securitization transactions at such time.
(d)“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, and other administrative matters) that the Issuer decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Issuer decides that adoption of any portion of such market practice is not administratively feasible or if the Issuer determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Issuer determines is reasonably necessary.
(e)“Benchmark Replacement Date” means:
(i)in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the relevant Benchmark permanently or indefinitely ceases to provide such Benchmark,
(ii)in the case of clause (iii) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information, or,
(iii)in the case of clause (iv) of the definition of “Benchmark Transition Event,” the 30th business day following the date of such servicer report;
provided, however, that on or after the 60th day preceding the date on which such Benchmark Replacement Date would otherwise occur (if applicable), the Issuer may give written notice to Holders in which the Issuer designates an earlier date (but not earlier than the 30th day following such notice) and represents that such earlier date will facilitate an orderly transition of the transaction to the Benchmark Replacement, in which case such earlier date shall be the Benchmark Replacement Date.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
(f)“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(i)a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that the administrator has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(ii)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(iii)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative;
(g)“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period or compounded in advance) being established by the Issuer in accordance with:
(i)the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(ii)if, and to the extent that, the Issuer determines that Compounded SOFR cannot be determined in accordance with clause (i) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Issuer giving due consideration to any industry-accepted market practice for similar U.S. dollar denominated securitization transactions at such time.
(h)“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.
(i) “Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
(j) “Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between:

(i)the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and
(ii)the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.
(k)“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
(l)“ISDA Fallback Adjustment” means the spread adjustment, (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
(m)“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
(n)“Reference Time” with respect to any determination of the Benchmark means (i) if the Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such determination, and (ii) if the Benchmark is not LIBOR, the time determined by the Issuer in accordance with the Benchmark Replacement Conforming Changes.
(o)“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
(p) “SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
(q)“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.
(r)“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the applicable Benchmark Replacement Adjustment.

Section 17.    Miscellaneous.
17.1    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that the Issuer may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
17.2    Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.
17.3    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
17.4    Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in exchange therefor pursuant to Section 4.4, (b) subject to Section 17.1, any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
17.5    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
17.6    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choiceoflaw principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
17.7    Jurisdiction and Process; WAIVER OF JURY TRIAL.
(a)The Issuer irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.
(b)The Issuer agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 17.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c)The Issuer consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 17.7(a) by mailing a copy thereof by registered, certified priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 14 or at such other address of which such holder shall then have been notified pursuant to said Section. The Issuer agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)Nothing in this Section 17.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Issuer in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE

NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

TEXAS CAPITAL BANK, N.A.

By: /S/ ROB HOLMES
Name: Rob Holmes
Title:President and CEO TCBI

BLACKROCK GLOBAL ALLOCATION FUND, INC.
By: BlackRock Advisors, LLC, as Investment Adviser

By: /S/ IBRAHIM INCOGLU
Name: Ibrahim Incoglu
Title: Managing Director

BLACKROCK GLOBAL ALLOCATION V.I. FUND OF BLACKROCK VARIABLE SERIES FUNDS, INC.
By: BlackRock Advisors, LLC, as Investment Adviser

By: /S/ IBRAHIM INCOGLU
Name: Ibrahim Incoglu
Title: Managing Director

OLD WESTBURY CREDIT INCOME FUND, A SERIES OF OLD WESTBURY FUNDS, INC.
By: BlackRock Financial Management, Inc., its Sub-Advisor
By: /S/ IBRAHIM INCOGLU
Name: Ibrahim Incoglu
Title: Managing Director

BLACKROCK CAPITAL ALLOCATION TRUST
By: BLACKROCK ADVISORS LLC, as Investment Advisor

By: /S/ IBRAHIM INCOGLU
Name: Ibrahim Incoglu
Title: Managing Director

BLACKROCK STRATEGIC INCOME OPPORTUNITIES PORTFOLIO OF BLACKROCK FUNDS V
By: BlackRock Advisors, LLC, its Investment Advisor

By: /S/ IBRAHIM INCOGLU
Name: Ibrahim Incoglu
Title: Managing Director

MASTER TOTAL RETURN PORTFOLIO OF MASTER BOND LLC
By: BlackRock Financial Management, Inc., its Registered Sub-Advisor

By: /S/ IBRAHIM INCOGLU
Name: Ibrahim Incoglu
Title: Managing Director

BLACKROCK STRATEGIC GLOBAL BOND FUND, INC.
By: BlackRock Advisors, LLC, the Fund's Investment Manager

By: /S/ IBRAHIM INCOGLU
Name: Ibrahim Incoglu
Title: Managing Director

    EACH OF THE PURCHASERS LISTED BELOW:
     Advanced Series Trust - AST Prudential Core Bond
Portfolio
    Prudential Global Total Return Fund, Inc. - PGIM Global Total Return Fund
JPMorgan Chase Retirement Plan - Securitized Product The Target Portfolio Trust - PGIM Core Bond Fund
Prudential Investment Portfolios, Inc. 14 - PGIM Floating Rate Income Fund
Prudential Investment Portfolios 3 - PGIM Strategic Bond Fund
Prudential Investment Portfolios 8 - PGIM Securitized Credit Fund
Prudential Investment Portfolios, Inc. 17 - PGIM Short Duration Multi-Sector Bond Fund
Prudential Investment Portfolios, Inc. 17 - PGIM Total Return Bond Fund
The Prudential Series Fund - Diversified Bond Portfolio The Prudential Series Fund, Flexible Managed Portfolio
Prudential Trust Company Collective Trust- Prudential Bank Loan Fund
Prudential Trust Company Collective Trust - Prudential Core Plus Bond Fund
Prudential Retirement Insurance and Annuity Company- Prudential Total Return Bond Fund (Core Plus Strategy)
Prudential Retirement Insurance and Annuity Company- Separate Account SA-CPP (Core Plus Bond/PIM)
Multi-Manager Total Return Bond Strategies Fund, a series of Columbia Funds Series Trust 1 - Columbia Threadneedle Core Plus Bond Fund

By: PGIM, Inc., as investment adviser

By: /S/ PETER FREITAG
Name: Peter Freitag
Title: Vice President

SCHEDULE A
DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
"25 per cent. Limitation" has the meaning given to such term in Section 4.5(b).
"Affiliate" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Issuer.
"Aggregate Buyer Adjustment Amount" means, with respect to any Interest Period, the sum of each Buyer Adjustment Amount determined during such Interest Period.
"Aggregate CPT Amortization Amount" means, with respect to a Payment Date, the sum of all Credit Protection Tranche Amortizations that have occurred during the related Interest Period.
"Aggregate Interest Amount" means, with respect to any Interest Period, an amount equal to (i) the aggregate interest accrued with respect to the Aggregate Principal Balance of the Notes in accordance with Section 7.1 during such Interest Period, plus (ii) the Aggregate Buyer Adjustment Amount, if any, for such Interest Period, minus (iii) the Aggregate Seller Adjustment Amount, if any, for such Interest Period; provided that if the Aggregate Interest Amount for any Interest Period would otherwise be negative, the Aggregate Interest Amount will be deemed to be zero for that Interest Period and the negative balance will be deducted from any positive Aggregate Interest Amount for succeeding Interest Periods until reduced to zero, and provided further that any negative balance remaining on the Maturity Date or Early Maturity Date, as applicable, will be deducted from the Aggregate Principal Balance payable on such date.
"Aggregate Principal Balance" means, as of any date, the sum of the Outstanding Principal Balance of all Notes.
"Aggregate Seller Adjustment Amount" means, with respect to any Interest Period, the sum of each Seller Adjustment Amount determined during such Interest Period.
"Agreement" means this Note Purchase Agreement, including all Schedules attached to this Agreement.
"Amortization Notice" has the meaning given to such term in Section 4.13(a).
"Amortization Period" means an Early Amortization Period or a Final Amortization Period.

"Anti-Corruption Laws" means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
"Anti-Money Laundering Laws" means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
"Applicable Percentage" means, with respect to any Holder, as of any date, the Outstanding Principal Balance of such Holder's Note(s) divided by the Aggregate Principal Balance.
"Applicable Loan Warehousing Standards" has the meaning given to such term in the CDS.
"Assignment and Assumption Agreement" means an assignment and assumption agreement in the form of Schedule 4 hereto (with such changes as may be appropriate under the specific circumstances) executed and delivered in accordance with Section 4.4.
"Benefit Plan Investor" means each of (a) an "employee benefit plan" within the meaning of Section 3(3) of ERISA that is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) a "plan" within the meaning Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code or (c) any person whose underlying assets include, or are deemed to include under the Plan Asset Regulation or otherwise for purposes of Title I of ERISA or Section 4975 of the Code, "plan assets" by reason of an employee benefit plan's or plan's investment in the person.
"Blocked Person" means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
"Business Day" means (a) for the purposes of the definition of LIBOR only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Dallas, Texas are required or authorized to be closed.
"Buyer" has the meaning given to such term in the CDS.
"Buyer Adjustment Amount" has the meaning given to such term in the CDS.

"Calculation Agent" has the meaning given to such term in the CDS.
"CDS" has the meaning given to such term in Section 4.11(a) of this Agreement.
"Closing" has the meaning given to such term in Section 3 of this Agreement.
"Closing Date" has the meaning given to such term in Section 3 of this Agreement.
"Code" means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.
"Confidential Information" is defined in Section 15.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "Controlled" and "Controlling" shall have meanings correlative to the foregoing.
"Controlling Person" means each person (other than a Benefit Plan Investor) that has discretionary authority or control with respect to the assets of the Issuer or that provides investment advice for a fee (direct or indirect) with respect to the assets of the Issuer or (iii) an "affiliate" within the meaning of paragraph (f)(3) of the Plan Asset Regulation of any such person (in each case, other than any Benefit Plan Investor).
"Credit Event" has the meaning given to such term in the CDS.
"Credit Protection Notional Amount" has the meaning given to such term in the CDS.
"Credit Protection Tranche Amortization" has the meaning given to such term in the CDS.
"Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
"Default Rate" means, with respect to any Interest Period, the sum of (a) the Interest Rate, and (b) 2.00.
"Early Amortization Condition" has the meaning given to it in the CDS.
"Early Amortization Period" means (a) any date that occurs after the Early Replenishment End Date and (b) any date an Early Amortization Period is in effect pursuant to Section 4.13, in each case subject to the rescission of the Early Amortization Period in accordance with Section 4.13(b).
"Early Replenishment End Date" has the meaning given to such term in the CDS.

"Early Maturity Date" has the meaning give to such term in Section 4.13 of this Agreement.
"ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.
"Early Amortization Notice" has the meaning given to such term in Section 4.13(a).
"Event of Default" is defined in Section 10.
"Eligible Transferee" has the meaning given to such term in Section 4.5(a)(i) of this Agreement.
"FATCA" means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.
"Final Amortization Notice" has the meaning given to such term in Section 4.13(a).
"Final Amortization Period" means (a) any date that occurs after the Final Replenishment End Date and (b) any date the Final Amortization Period is in effect pursuant to Section 4.13.
"Final Replenishment End Date" has the meaning given to such term in the CDS.
"GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.
"Governmental Authority" means the government of:
(a)the United States of America or any state or other political subdivision thereof, or
(b)any other jurisdiction in which the Issuer conducts all or any part of its business, or which asserts jurisdiction over any properties of the Issuer, or
(c)any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
"Governmental Official" means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

"Holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Note Registrar pursuant to Section 4.4.
"Holder Purchase Price" has the meaning give to such term is Section 8.5(c) of this Agreement.
"Initial Principal Balance" means USD 275,000,000.
"Interest Rate" means the higher of (a) LIBOR plus 4.50%, and (b) 4.25%.
"Interest Determination Date" means, with respect to each Interest Period, the second Business Day preceding the first day of such Interest Period.
"Interest Period" means the period from and including the Closing Date to but excluding the first Payment Date, and each succeeding period from and including each Payment Date to but excluding the following Payment Date until the Aggregate Principal Balance of the Notes is paid in full.
"Issuer" is defined in the first paragraph of this Agreement.
"Issuer Account" means such account as shall be notified by the Issuer to the Paying Agent from time to time.
"LIBOR" means, (a) (x) with respect to the initial Interest Period, a rate which results from interpolating on a linear basis between (A) the Reuters Screen for the longest period (for which that Reuters Screen is available) which is less than the initial Interest Period, and (B) the Reuters Screen for the shortest period (for which that Reuters Screen is available) which exceeds the initial Interest Period, (y) with respect to any Interest Period that commences before the Final Amortization Period other than the initial Interest Period, the rate appearing on the Reuters Screen for deposits with a term of three months, as determined on the relevant Interest Determination Date, and (z) with respect to any Interest Period that commences during the Final Amortization Period, the rate appearing on the Reuters Screen for deposits with a term of one month, as determined on the relevant Interest Determination Date, (b) if such rate is unavailable at the time LIBOR is to be determined, but no Benchmark Replacement Event has occurred with respect to LIBOR (as such term is defined in Section 16), LIBOR shall be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on the Interest Determination Date to prime banks in the London interbank market for an approximately equal period and an amount approximately equal to the amount of the Aggregate Principal Balance of the Notes. The Paying Agent will request the principal London office of each Reference Bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations (rounded upward to the next higher 1/100). If fewer than two quotations are provided as requested, LIBOR with respect to such period will be the arithmetic mean of the rates quoted (rounded upward to the next higher 1/100) by three major banks in New York, New York selected by the Paying Agent after consultation with the Issuer at approximately 11:00 a.m., New York time, on such Interest Determination Date for loans in U.S. Dollars to leading European banks for a term approximately equal to such period and an amount approximately equal to the Aggregate Principal Balance of the Notes. If the Paying Agent is required but is unable to determine a rate in accordance with at least one of the procedures set forth above, LIBOR will be LIBOR as determined on the previous Interest Determination Date.
"Material" means material in relation to the business, operations, affairs, financial condition, assets or properties of the Issuer.
"Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Issuer, (b) the ability of the Issuer to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.
"Maturity Date" means the earlier of (i) September 30, 2024, and (ii) the Payment Date immediately following the date on which the Aggregate Principal Balance has been reduced to zero; provided that the Maturity Date shall not occur on such Payment Date if, on such Payment Date, the Aggregate Principal Balance is greater than zero.
"Note Registrar" has the meaning given to such term in Section 5.1(c) of this Agreement.
"Notes" has the meaning given to such term in Section 1 of this Agreement.
"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.
"OFAC Sanctions Program" means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
"Outstanding" means, with respect to any Note and as of any date, all Notes theretofore authenticated and delivered under this Agreement except:
(a)Notes theretofore cancelled by the Note Registrar or delivered to the Note Registrar for cancellation;
(b)that portion of any Note that has been paid or for which the principal balance has otherwise been reduced in accordance with Section 4.12; and
(c)Notes that have been exchanged for other Notes, or in lieu of which other Notes have been delivered pursuant to this Agreement;
provided, that solely for the purposes of giving any consents, waivers, requests or demands, pursuant to this Agreement, the interest evidenced by any Note registered in the name of the Issuer or any of its Affiliates shall not be taken into account in determining whether the requisite percentage necessary to effect any such consent, waiver, request or demand shall have been obtained and such Note shall be deemed not to be Outstanding for such purpose.

"Outstanding Principal Balance" has the meaning given to such term in Section 2(a).
"Paying Agent" means Citibank N.A., or any successor entity thereto.
"Payment Date" means (x) for any Interest Period whose first day does not fall in a Final Amortization Period, the 31st day of March, the 30th day of June, the 30th day of September and the 31st day of December of each year (or if such day is not a Business Day, the next succeeding Business Day) commencing on March 31, 2021 (each a "Quarterly Payment Date"), and (y) for any Interest Period whose first day falls during a Final Amortization Period, the 31st day of each calendar month (or if such day is not a Business Day, the next succeeding Business Day), in either case up to and including the Maturity Date or Early Maturity Date.
"Person" means an individual, partnership, corporation, limited liability Issuer, association, trust, unincorporated organization, business entity or Governmental Authority.
"Plan Asset Regulation" means the U.S. Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.
"Plan Fiduciary" means any fiduciary or other person investing on behalf of a Benefit Plan Investor or who otherwise has discretion or control over the investment and management of "plan assets".
"Purchaser" or "Purchasers" means each of the purchasers that has executed and delivered this Agreement to the Issuer and such Purchaser's successors and assigns (so long as any such assignment complies with Section 4.5).
"Purchaser Representation Letter" means a representation letter in the form of Schedule 3 hereto.
"Purchaser Schedule" means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.
"Qualified Institutional Buyer" means any Person who is a "qualified institutional buyer" within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
"Record Date" means the date that is 3 Business Days prior to the relevant Payment Date.
"Reference Banks" means, with respect to calculating LIBOR, any four major banks in the London market selected by the Paying Agent after consultation with the Issuer.
"Reference Entity" has the meaning given to such term in the CDS.
"Reference Obligation" has the meaning given to such term in the CDS.
"Reference Obligation Notional Amount" has the meaning given to such term in the CDS.

"Regulatory Event" has the meaning given to such term in the CDS.
"Required Holders" means at any time on or after the Closing Date, the Holders of at least 67% of the Aggregate Principal Balance.
"Replenishment End Date" has the meaning given to such term in the CDS.
"Representatives" means, with respect to any Person, such Person's Affiliates (including, without limitation, any funds or other collective investment vehicles under common management with such Person) and such Person's and its Affiliates' respective partners, members, shareholders, directors, officers, employees, agents and advisors.
"Responsible Officer" means any officer of the Issuer with responsibility for the administration of the relevant portion of this Agreement.
"Reuters Screen": The rates for deposits in dollars which appear on the Reuters Screen LIBOR 01 Page (or such other page or website that may replace that page on such service for the purpose of displaying comparable rates) on the Bloomberg Financial Markets Commodities News as of 11:00 a.m., London time, on the Interest Determination Date.
"SEC" means the Securities and Exchange Commission of the United States of America.
"Securities" or "Security" shall have the meaning specified in section 2(1) of the Securities Act.
"Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.
"Seller" has the meaning given to such term in the CDS.
"Seller Adjustment Amount" has the meaning given to such term in the CDS.
"Similar Law" means U.S. federal, state, local, non-U.S. or other law or regulation that contains one or more provisions that are substantially similar to the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.
"State Sanctions List" means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
"Trade Date" has the meaning given to such term in the CDS.
"United States Person" has the meaning set forth in Section 7701(a)(30) of the Code.
"USA PATRIOT Act" means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct

Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.
"U.S. Economic Sanctions Laws" means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

SCHEDULE 1
FORM OF NOTE
TEXAS CAPITAL BANK, N.A.
SENIOR UNSECURED CREDIT-LINKED NOTE DUE     SEPTEMBER 30, 2024

Date:            [ ], 202[ ]
CUSIP Number:     If acquired in accordance with Rule 144A, 88225G AA6
If acquired in accordance with Regulation S, U8817H AA3
Note No.:        [____________]
TEXAS CAPITAL BANK, N.A., a national banking association organized under the laws of the United States of America (the “Issuer”), promises to pay to the order of [specify name of Holder] (the “Holder”), the lesser of the principal sum of _____________ Dollars ($___________) or the unpaid Outstanding Principal Balance of this Note pursuant to the Note Purchase Agreement (as hereinafter defined), in immediately available funds, together with Interest on the principal sum at the rates and on the dates set forth in the Note Purchase Agreement. Unless earlier repaid or terminated pursuant to the Note Purchase Agreement, this Note shall mature on the Maturity Date (subject to the terms of the Note Purchase Agreement).
This Note is one of an authorized issue of Notes issued pursuant to, and is entitled to the benefits of, the Note Purchase Agreement, dated as of March 9, 2021 (which, as it may be amended, supplemented or modified and in effect from time to time, is herein called the “Note Purchase Agreement”), among the Issuer and the Purchasers (as defined in the Note Purchase Agreement) party thereto. Reference is hereby made to the Note Purchase Agreement (including the CDS) for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be paid prior to its stated maturity date or accelerated and the terms on which the Outstanding Principal Balance of this Note may be reduced without payment. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Note Purchase Agreement.
THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY REGULATORY AUTHORITY OF ANY STATE. THIS NOTE HAS BEEN OFFERED AND SOLD PRIVATELY. THE HOLDER HEREOF ACKNOWLEDGES THAT THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND AGREES FOR THE BENEFIT OF THE ISSUER

AND ITS AFFILIATES THAT THIS NOTE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) TO (I) QUALIFIED INSTITUTIONAL BUYERS IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT OR (II) NON-US PERSONS IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT AND, (B) OTHER THAN AS PROVIDED IN SECTION 4.5 OF THE NOTE PURCHASE AGREEMENT, WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. ANY SUCH TRANSFER MAY ONLY BE MADE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION AND ANY OTHER TRANSFER RESTRICTIONS SET FORTH IN THE NOTE PURCHASE AGREEMENT.

THE HOLDER HEREOF SHALL BE DEEMED TO REPRESENT, WARRANT AND COVENANT (ON THE DATE OF ACQUISITION OF THIS NOTE (OR ANY INTEREST HEREIN) AND THROUGHOUT THE PERIOD OF HOLDING THIS NOTE (OR ANY INTEREST HEREIN)) THAT (I) EITHER (A) IT IS NOT AND IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS THIS NOTE OR AN INTEREST HEREIN WILL NOT BE, AND WILL NOT BE ACTING ON BEHALF OF) (X) AN "EMPLOYEE BENEFIT PLAN" WITHIN THE MEANING OF SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), AND SUBJECT TO THE PROVISIONS OF PART 4 OF SUBTITLE B OF TITLE I OF ERISA, (Y) A "PLAN" WITHIN THE MEANING OF AND SUBJECT TO SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR (Z) ANY PERSON OR ENTITY WHOSE UNDERLYING ASSETS INCLUDE "PLAN ASSETS" WITHIN THE MEANING OF 29 C.F.R. § 2510.3-101 (AS MODIFIED BY SECTION 3(42) OF ERISA) BY REASON OF ANY SUCH EMPLOYEE BENEFIT PLAN'S OR PLAN'S INVESTMENT IN SUCH PERSON OR ENTITY OR OTHERWISE FOR PURPOSES OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (EACH OF THE FOREGOING, A "BENEFIT PLAN INVESTOR"), OR A GOVERNMENTAL, CHURCH, NON-U.S. OR OTHER PLAN WHICH IS SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAW OR REGULATION THAT IS SUBSTANTIALLY SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA AND/OR SECTION 4975 OF THE CODE ("SIMILAR LAW"), OR (B) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE (OR ANY INTEREST HEREIN) WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, OR, IN THE CASE OF A GOVERNMENTAL, CHURCH, NON-U.S. OR OTHER PLAN, A VIOLATION OF ANY SIMILAR LAW AND (II) IT WILL NOT SELL OR TRANSFER THIS NOTE (OR ANY INTEREST HEREIN) TO AN ACQUIROR ACQUIRING THIS NOTE (OR ANY INTEREST HEREIN) UNLESS THE ACQUIROR MAKES THE FOREGOING REPRESENTATIONS, WARRANTIES AND AGREEMENTS DESCRIBED IN CLAUSE (I) HEREOF. ANY PURPORTED TRANSFER OF THIS NOTE IN VIOLATION OF THE REQUIREMENTS SET FORTH IN THIS PARAGRAPH SHALL BE NULL AND VOID AB INITIO.

EACH PURCHASER OR TRANSFEREE OF THIS NOTE OR ANY INTEREST HEREIN THAT IS A BENEFIT PLAN INVESTOR WILL BE DEEMED TO HAVE REPRESENTED, WARRANTED AND AGREED THAT (A) NONE OF THE ISSUER OR ANY OF ITS AFFILIATES HAS PROVIDED ANY INVESTMENT RECOMMENDATION OR INVESTMENT ADVICE TO THE BENEFIT PLAN INVESTOR OR ANY FIDUCIARY OR OTHER PERSON INVESTING ON BEHALF OF THE BENEFIT PLAN INVESTOR, OR WHO OTHERWISE HAS DISCRETION OR AUTHORITY OVER THE INVESTMENT AND MANAGEMENT OF "PLAN ASSETS" (A "PLAN FIDUCIARY"), ON WHICH EITHER THE BENEFIT PLAN INVESTOR OR PLAN FIDUCIARY HAS RELIED IN CONNECTION WITH THE DECISION TO PURCHASE THIS NOTE, AND THAT THE ISSUER IS NOT OTHERWISE UNDERTAKING TO ACT AS A FIDUCIARY, AS DEFINED IN SECTION 3(21) OF ERISA OR SECTION 4975(e)(3) OF THE CODE, TO THE BENEFIT PLAN INVESTOR OR THE PLAN FIDUCIARY IN CONNECTION WITH THE BENEFIT PLAN INVESTOR'S ACQUISITION OF THIS NOTE; AND (B) THE PLAN FIDUCIARY IS EXERCISING ITS OWN INDEPENDENT JUDGEMENT IN EVALUATING THE TRANSACTION.
THIS NOTE MAY BE PURCHASED BY A BENEFIT PLAN INVESTOR OR A CONTROLLING PERSON (EACH, AS DEFINED IN THE NOTE PURCHASE AGREEMENT) ONLY SUBJECT TO CERTAIN CONDITIONS AS SET FORTH IN THE NOTE PURCHASE AGREEMENT.
NO TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WILL BE PERMITTED, AND THE ISSUER WILL NOT RECOGNIZE ANY SUCH TRANSFER, IF IT WOULD CAUSE 25% OR MORE OF THE TOTAL VALUE OF THE NOTES TO BE HELD BY BENEFIT PLAN INVESTORS, DISREGARDING NOTES (OR ANY INTERESTS THEREIN) HELD BY CONTROLLING PERSONS ("25% LIMITATION").
THE ISSUER HAS THE RIGHT, UNDER THE NOTE PURCHASE AGREEMENT, TO COMPEL ANY BENEFICIAL OWNER OF A NOTE WHO HAS MADE OR HAS BEEN DEEMED TO MAKE A PROHIBITED TRANSACTION, BENEFIT PLAN INVESTOR, CONTROLLING PERSON OR SIMILAR LAW REPRESENTATION THAT IS SUBSEQUENTLY SHOWN TO BE FALSE OR MISLEADING OR WHOSE OWNERSHIP OTHERWISE CAUSES A VIOLATION OF THE 25% LIMITATION TO SELL ITS INTEREST IN THE NOTE, OR MAY SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.
This Note shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflict of laws provisions (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed as of the date first set forth above.
TEXAS CAPITAL BANK, N.A.,
as Issuer
By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION
This is one of the Senior Unsecured Credit-Linked Notes issued under the within mentioned Note Purchase Agreement.

CITIBANK, N.A.,
not in its individual capacity but solely in its capacity as Note Registrar
By:
Authorized Signatory
Dated:

1.SCHEDULE 2

FORM OF HYPOTHETICAL TRANCHED PORTFOLIO CREDIT DEFAULT SWAP
To:    [  ]
From:    [  ]
Re:    Credit Derivative Transaction [  ]

Ladies and Gentlemen:
The purpose of this letter (this “Confirmation”) is to confirm the terms and conditions of the hypothetical tranched portfolio Credit Derivative Transaction entered into between us on the Effective Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.
The definitions and provisions contained in the 2003 ISDA Credit Derivatives Definitions (the “Credit Derivatives Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Credit Derivatives Definitions and this Confirmation, this Confirmation will govern.
This Confirmation evidences a hypothetical transaction, the terms of which are set out solely for the purposes of calculating the principal and certain interest payments in respect of the Texas Capital Bank Senior Unsecured Credit-Linked Notes (the "Notes") issued and sold by Texas Capital Bank N.A. pursuant to the Note Purchase Agreement, dated as of March 9, 2021, between it and the purchasers party thereto and to which this Confirmation is attached (the "Note Purchase Agreement"), as though entered into by Texas Capital Bank, N.A. (the "Buyer") and a market counterparty (the "Seller") on the Effective Date specified below.
The parties agree and acknowledge that the Transaction to which this Confirmation relates contemplates that there may be a Credit Event with respect to more than one Reference Obligation and that the Credit Derivative Definitions shall, for the purposes of this Confirmation, be interpreted accordingly.
The terms of the Transaction to which this Confirmation relates are as follows:

1.	General Terms:
	Effective Date:	The Closing Date (as such term is defined in the Note Purchase Agreement).

Payment Dates:
(i) Prior to the Final Amortization Period, (a) the 31st day of each March, the 30th day of each June, the 30th day of each September and the 31st day of each December commencing on (and including) the Effective Date to (and including) the earlier of (x) the Scheduled Termination Date, (y) the Termination Date and (z) the Final Replenishment End Date, and (b) the Termination Date, in each case subject to adjustment in accordance with the Business Day Convention.
(ii) During the Final Amortization Period, (a) on the 31st day of each calendar month commencing on (and including) the first month of the Final Amortization Period to (and including) the earlier of (x) the Scheduled Termination Date, (y) the Termination Date and (z) the Final Replenishment End Date, and (b) the Termination Date, in each case subject to adjustment in accordance with the Business Day Convention.

Scheduled Termination Date:	September 30, 2024, subject to the Business Day Convention.
Termination Date:	The earlier of (i) the Scheduled Termination Date, (ii) the Early Termination Date and the (iii) Final Amortization Date.
Early Termination Date:	The first Payment Date after the date on which Buyer has designated a Regulatory Event (as such term is defined below) so long as such Regulatory Event has not been rescinded.
Final Amortization Date:	The Payment Date immediately following the date on which the Credit Protection Notional Amount has been reduced to zero; provided that such Payment Date shall not be the Final Amortization Date if, on such Payment Date, the Credit Protection Notional Amount is greater than zero.
Calculation Agent:	Texas Capital Bank, N.A.
Calculation Agent City:	Dallas
Business Day:	New York and Dallas
Business Day Convention:	Following (which shall apply to any date referred to in this Confirmation that falls on a day that is not a Business Day).

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Regulatory Event:
The enactment or effective date of, or supplement or amendment to, or a change in, law, policy or official interpretation of any relevant regulations or as a result of any official communication, interpretation or determination made by any relevant regulatory authority, which in the sole opinion of the Buyer (subject to the following paragraphs), causes a material change in the Buyer’s ability to realize the full benefit of the Notes issued pursuant to the Note Purchase Agreement or the transaction to which they relate as anticipated on the Effective Date (determined by reference to the regulatory requirements in force on the Effective Date). For the purpose of determining a "Regulatory Event", an event shall be material if it results in a change of least 25% in the blended risk weighting attributed to the mortgage warehouse lending business of the Issuer (after taking into account the issuance of the Notes).
Upon designating a Regulatory Event the Buyer shall provide the Verification Agent with (i) all commercially reasonable details required to demonstrate the occurrence of the Regulatory Event, and (ii) a certification from a senior officer of the Buyer’s regulatory capital group validating the materiality of such Regulatory Event and any calculation made in connection with such Regulatory Event.
A validation by the Verification Agent of the information provided by the Buyer, including any applicable calculations, shall be required in order for the Buyer to designate an Early Termination Date as a result of the occurrence of Regulatory Event.
The Buyer may rescind the designation of a Regulatory Event not later than 2 Business Days' prior to the intended Early Termination Date, in which case no such Early Termination Date shall occur on such Payment Date.

2.	Reference Pool:
	Eligible Obligation:	Any funded warehouse loan made by Buyer that meets the Reference Obligation Eligibility Criteria (as defined below).

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Reference Obligation:	Each Eligible Obligation set out on Schedule A, including any Eligible Obligation added thereto pursuant to a Replenishment. The addition of Eligible Obligations shall not be subject to verification or any other review by the Verification Agent; provided that certain determinations, such as, without limitations, the designation of Credit Events and the determination of a Credit Event UPB will be subject to verification in accordance with the AUP.
Reference Pool:
As of any date, the pool of Reference Obligations with the corresponding Reference Obligation Notional Amounts set out in Schedule A hereto.
The Calculation Agent will maintain and update Schedule A on a daily basis.

Reference Entity:	The borrower with respect to a Reference Obligation, and any Successor thereto.
Successor:
Section 2.1 (Reference Entity) of the Credit Derivatives Definitions is hereby modified by deleting the words “or a New Credit Derivative Transaction as determined pursuant to such Section 2.2” at the end thereof. Section 2.2 (Provisions for Determining a Successor) of the Credit Derivatives Definitions is hereby deleted in its entirety and replaced with the following:

“Section 2.2. Successor. “Successor” means in relation to a Reference Entity a direct or indirect successor to such Reference Entity that assumes liability as a borrower in respect of any relevant Reference Obligation or part thereof by way of merger, consolidation, amalgamation, transfer or otherwise, whether by operation of law or pursuant to any agreement, as determined by the Calculation Agent.”

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Reference Obligation Notional Amount:
For each Reference Obligation, such amount as may be allocated thereto by Buyer on Schedule A, which
(i) shall be reduced by any Reference Obligation Amortization with respect thereto on the date of such Reference Obligation Amortization,
(ii) may be increased on any date during the Replenishment Period by the Buyer pursuant to the Replenishment provisions, subject to the Portfolio Concentration Criteria, and
(iii) without duplication of (i), shall, on the Final Loss Determination Date with respect to any Credit Event Reference Obligation, be reduced to zero.
For the avoidance of doubt, the Reference Obligation Notional Amount of any Reference Obligation may not, at any time, exceed 75% of the outstanding principal balance of any Reference Obligation (the "Maximum Notional Amount").

Reference Pool Notional Amount:	As of any date of determination, the sum of the Reference Obligation Notional Amounts of all Reference Obligations on such date.
Initial Reference Pool Notional Amount:	2,200,000,000
Initial Credit Protection Notional Amount:	275,000,000
Tranche Thickness	Initial Credit Protection Notional Amount divided by Initial Reference Pool Notional Amount
Reference Obligation Amortization:
With respect to a Reference Obligation that is not a Credit Event Reference Obligation, on any date, the product of (a) any actual payment of principal, including any principal amortization or principal prepayment in whole or in part, made in respect of such Reference Obligation on such date, or any proceeds of the sale of the principal of such Reference Obligation, and (b) the Reference Obligation Factor.
With respect to a Credit Event Reference Obligation, on the Final Loss Determination Date thereof, an amount equal to the greater of (i) zero and (ii) (a) the Reference Obligation Notional Amount (prior to the application of clause (iii) of the definition thereof) minus (b) the Final Loss Amount multiplied by the Reference Obligation Factor.

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With respect to the Final Replenishment End Date only (and without duplication of any other Reference Obligation Amortization), an amount equal to (x) the sum of all Reference Obligation Amortizations that have occurred prior to the Final Replenishment End Date, minus (y) the sum the Notional Amounts of all Replenishments made by the Buyer prior to the Final Replenishment End Date (such amount, the "Final Replenishment End Date Amortization").
With respect to any Reference Obligation whose Reference Obligation Notional Amount exceeds its Maximum Notional Amount on any date, an amount equal to (x) the outstanding principal balance of such Reference Obligation minus (y) the Maximum Notional Amount of such Reference Obligation (such amount, an "Excess Amortization Amount"). On the date of any Excess Amortization, the Reference Obligation Notional Amount of the relevant Reference Obligation shall be reduced by an amount equal to such Excess Amortization Amount.

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Allocation of Reference Obligation Amortizations:
During the Replenishment Period, with respect to a Reference Obligation Amortization:
(a) unless clause (b) applies, Reference Obligation Amortizations will not be allocated to reduce the Senior Tranche Notional Amount or the Credit Protection Notional Amount and the Buyer may make a Replenishment in an amount equal to any Reference Obligation Amortization; and
(b) if a Loss Determination Date has occurred, (x) all Reference Obligation Amortizations will be allocated to reduce the Senior Tranche Notional Amount, and (y) no Replenishments may be made by the Buyer until such time as the Credit Protection Notional Amount equals the Tranche Thickness multiplied by the Reference Pool Notional Amount (whereupon clause (a) shall apply to any future Reference Obligation Amortization (or any remaining portion of any Reference Obligation Amortization) unless and until another Loss Determination Date occurs).
During the Amortization Period, Reference Obligation Amortizations (including the Final Replenishment End Date Amortization) will be allocated to reduce the Senior Tranche Notional Amount and the Credit Protection Notional Amount on a pro rata basis; provided that if a Credit Event has occurred, Reference Obligation Amortizations will be allocated sequentially, first, to reduce the Senior Tranche Notional Amount until such time as the Credit Protection Notional Amount equals the Tranche Thickness multiplied by the Reference Pool Notional Amount after which, for the avoidance of doubt, Reference Obligation Amortizations will be allocated on a pro rata basis.

Reference Obligation Amortizations that are allocated to reduce the Credit Protection Notional Amount during the Amortization Period in accordance with the above are referred to as “Credit Protection Tranche Amortizations”.
Reference Obligation Amortizations that are allocated to reduce the Senior Tranche Notional Amount in accordance with the above are referred to as “Senior Tranche Amortizations”.

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Reference Obligation Factor:
With respect to a Reference Obligation that is not a Credit Event Reference Obligation, as of any date, (x) the Reference Obligation Notional Amount of such Reference Obligation divided by (y) the aggregate outstanding principal balance of such Reference Obligation (including, for the avoidance of doubt, any portion of such Reference Obligation that is not subject to the terms of this Confirmation).
With respect to a Credit Event Reference Obligation, as of the relevant Credit Event Determination Date, (x) the Reference Obligation Notional Amount of such Credit Event Reference Obligation divided by (y) the aggregate outstanding principal balance of such Reference Obligation (in the case of a Restructuring, immediately prior to the Restructuring) (including, for the avoidance of doubt, any portion of such Credit Event Reference Obligation that is not subject to the terms of this Confirmation).

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Credit Protection Notional Amount:
As of any date, an amount equal to (i) the Initial Credit Protection Notional Amount, minus (ii) the aggregate amount of Credit Protection Tranche Amortizations on or prior to such date, minus (iii) the aggregate of all Initial Loss Amounts determined on or prior to such date, minus (iv) the aggregate amount of all Seller Final Amounts determined on or prior to such date, plus (v) the aggregate amount of all Buyer Final Amounts determined on or prior to such date, plus (vi) the aggregate amount of all True-Up Amounts determined on the Determination Date immediately preceding the Termination Date, plus (vii) the aggregate amount of all positive Error Adjustment Amounts; minus (viii) the aggregate amount of the absolute value of all negative Error Adjustment Amounts; minus (ix) the aggregate amount of all True-Down Amounts determined on the Determination Date immediately preceding the Termination Date; provided that the Credit Protection Notional Amount shall not be reduced below zero; provided further that if the Credit Protection Notional Amount would otherwise have been negative absent the preceding proviso (a “Negative Balance”), the Credit Protection Notional Amount will not thereafter be increased as a result of amounts described in clauses (v), (vi) or (vii) above except to the extent such amounts exceed the Negative Balance.
The Credit Protection Notional Amount may not at any time be increased to an amount greater than the Initial Credit Protection Notional Amount.

Senior Tranche Notional Amount:	As of any date of determination, an amount equal to (i) the Initial Reference Pool Notional Amount minus the Initial Credit Protection Notional Amount, minus (ii) the aggregate amount of Senior Tranche Amortizations on or prior to such date.
Relevant Date:	With respect to any Reference Obligation and the applicable Reference Entity, (i) the date on which the relevant Reference Obligation is added to the Reference Pool, and (ii) each date on which the relevant Reference Obligation is subject to a Replenishment.
Determination Date:	With respect to any Payment Date, means the close of business on the date that is two Business Days prior to such Payment Date. If such day is not a Business Day, the Determination Date shall be the close of business on the Business Day immediately prior to such day.

9

Requirements for Individual Reference Obligations and Reference Entities:
Each Reference Obligation and the related Reference Entity must satisfy the applicable criteria (collectively, the “Reference Obligation Eligibility Criteria”) set forth in Schedule B1 hereto, on the Relevant Date for such Reference Obligation.

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Replenishment:
On any date during the Replenishment Period on or following the occurrence of a Reference Obligation Amortization, the Buyer may, in its sole discretion,
(i) add a one or more new Reference Obligations to the Reference Pool with an aggregate Reference Obligation Notional Amount equal to such Reference Obligation Amortization,
(ii) increase the Reference Obligation Notional Amount of one or more Reference Obligations in an aggregate amount equal to such Reference Obligation Amortization, or
(iii) effect a combination of additions of Reference Obligations and increases of Reference Obligation Notional Amounts with respect to such Refence Obligations so that the aggregate of such additions and increases is equal to such Reference Obligation Amortization.
Each of (i), (ii) or (iii), a "Replenishment".
Each Replenishment shall be subject to the Reference Obligation Eligibility Criteria.
No Replenishment may be made unless, after such Replenishment has been effected, the portfolio concentration limitations set forth in Schedule B2 hereto (the "Portfolio Concentration Criteria") are either satisfied or, if not satisfied prior to the proposed Replenishment, improved as a result of such Replenishment. For the avoidance of doubt, the Portfolio Concentration Criteria shall only be required to be satisfied in connection with a Replenishment in accordance with the preceding sentence.
In making Replenishments, the Buyer shall make best commercially reasonable effort to ensure that the allocation of Reference Obligations in the Reference Pool is similar to the allocation of the Eligible Obligations held by the Buyer, subject to the application of the Portfolio Concentration Criteria.

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Replenishment Period:	The period beginning on (and including) the Effective Date and terminating on (and excluding) an Early Replenishment End Date or a Final Replenishment End Date; provided that, if an Early Amortization Notice is properly rescinded or deemed rescinded in accordance with the terms thereof, the Replenishment Period shall resume on the Business Day immediately following such rescission or deemed rescission and shall be in effect until the occurrence of an Early Replenishment End Date or a Final Replenishment End Date.
Amortization Period:	Either an Early Amortization Period or a Final Amortization Period.
Early Amortization Period:	The period beginning on (and including) the Early Replenishment End Date; provided that an Early Amortization Period shall terminate on the first Business Day after the relevant Early Amortization Notice is rescinded or deemed rescinded and the Replenishment Period shall resume.
Final Amortization Period:	The period beginning on (and including) the Final Replenishment End Date.
Replenishment End Date:	An Early Replenishment End Date or a Final Replenishment End Date.
Early Replenishment End Date:	The third Business Day after an Early Amortization Notice which has designated an Early Replenishment End Date has been delivered.
Final Replenishment End Date:	The earlier of (i) the Scheduled Replenishment End Date, and (ii) the first Payment Date after a Final Amortization Notice which has designated a Final Replenishment End Date has been delivered.
Scheduled Replenishment End Date:	March 31, 2024

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Early Amortization Notice and Final Amortization Notice:
If, on any date that falls after the Optional Early Amortization Date but prior to the Scheduled Replenishment End Date, the Early Amortization Condition is satisfied, the Buyer may deliver a notice, with not less than 3 Business Days' notice, which notice shall specify that Buyer has designated (i) the Business Day that is three Business Days after the date of the delivery of such notice as an Early Replenishment End Date (an "Early Amortization Notice"), or (ii) the immediately following Payment Date as the Final Replenishment End Date (a "Final Amortization Notice").
If Buyer has delivered Early Amortization Notice, Buyer may, prior to the occurrence of a Scheduled Replenishment End Date
(i) rescind such Early Amortization Notice by delivering a notice of not less than 3 Business Days' notice, and the Early Amortization Period shall terminate on the first Business Day after such notice of rescission is delivered (unless such date is the Scheduled Replenishment End Date), or
(ii) deliver a notice establishing a new target Credit Protection Notional Amount chosen by the Buyer in its sole discretion (the "Target CPNA") (which Target CPNA (x) shall be less than the Credit Protection Notional Amount as of date of the delivery of the Early Amortization Notice and (y) may be established in the Early Amortization Notice) and if, on any Business Day prior to the Scheduled Replenishment End Date the Credit Protection Notional Amount is equal to or less than such Target CPNA, the Early Amortization Notice will be deemed to be rescinded and the Early Amortization Period shall terminate on the immediately following Business Day;
provided that, an Early Amortization Notice may not be rescinded pursuant to (i) above or deemed rescinded pursuant to (ii) above (notwithstanding the Target CPNA) if on such date the aggregate funded balances of the Eligible Obligations is less than USD2,000,000,000.
Buyer may not rescind a Final Amortization Notice.

Optional Early Amortization Date:	March 31, 2023.

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	Early Amortization Condition:	If, on any date after the Optional Early Amortization Date the Buyer has determined, acting in good faith and in its sole and absolute discretion, that during any Amortization Calculation Period the average of the aggregate funded balances of the Eligible Obligations is less than USD6,000,000,000.
	Amortization Calculation Period:	Means any consecutive three calendar month period beginning with the date that is three calendar months prior to the Optional Early Amortization Date.
3.	Determination of Credit Events:
Credit Events:
A Credit Event will occur with respect to a Reference Obligation if (a) the Buyer chooses, in its sole discretion, to designate an event as a Credit Event; and (b) the following condition is met:
Notwithstanding anything to the contrary in the Credit Derivatives Definitions any one of the following to occur with respect to any Reference Obligation on or after the Effective Date and on or prior to the Scheduled Termination Date, as reported by the Buyer:

(a) Bankruptcy of the related Reference Entity;
(b) Failure to Pay with respect to the Reference Obligation; or
(c) Restructuring with respect to the Reference Obligation.

For avoidance of doubt, with respect to any Reference Obligation, there can only be one occurrence of a Credit Event. The date as of which the Buyer designates the occurrence of a Credit Event in accordance with “Determination Procedures for Credit Events” below will be the Event Determination Date (the “Credit Event Determination Date”).

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If an occurrence would otherwise constitute a Credit Event, such occurrence will constitute a Credit Event whether or not such occurrence arises directly or indirectly from, or is subject to a defence based upon (a) any applicable law, order, regulation, decree or notice, however described, or the promulgation of, or any change in, the interpretation by any court, tribunal, regulatory authority or similar administrative or judicial body with competent or apparent jurisdiction of any applicable law, order, regulation, decree or notice, however described, or (b) the imposition of, or any change in, any exchange controls, capital restrictions or any other similar restrictions imposed by any monetary or other authority, however described.
For the avoidance of doubt, if a Reference Obligation does not satisfy the Reference Obligation Eligibility Criteria as of the Relevant Date, no Credit Event will occur with respect thereto.

Without limiting the foregoing, there shall be no “Default Requirement” or “Payment Requirement” and “Multiple Holder Obligation” shall not be applicable.
The designation of a Credit Event will be subject to verification by the Verification Agent in accordance with the terms of the Agreed Upon Procedures.

Bankruptcy:	Section 4.2 (Bankruptcy) of the Credit Derivatives Definitions is deleted in its entirety and replaced with the following:

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“Bankruptcy” means (a) the Reference Entity admits in writing in a judicial, regulatory or administrative proceeding or filing its inability generally to pay its debts as they become due, (b) the Reference Entity makes a general assignment for the benefit of its creditors, or such a general assignment becomes effective, (c) the Reference Entity institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other similar relief under any bankruptcy or insolvency law or other law affecting creditors’ rights, or a petition is presented for its windingup or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its windingup or liquidation, or (ii) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof, (d) an administrator, liquidator, conservator, receiver (other than a receiver appointed at the direction or request of the Buyer under the terms of the Reference Obligation documentation), trustee, custodian or other similar official is appointed who exercises control over the Reference Entity or any substantial part of its assets, and such appointment is not dismissed, discharged or stayed in each case within 15 days thereafter, or (e) a secured party takes possession of all or substantially all the Reference Entity’s assets or the Reference Entity has a distress, execution, attachment, sequestration or other legal process levied or enforced against all or substantially all its assets and such secured party maintains possession, and any such process is not dismissed, discharged, stayed or restrained, in each case within 15 days thereafter.
Failure to Pay:	Section 4.5 (Failure to Pay) of the Credit Derivatives Definitions is deleted in its entirety and replaced with the following:

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“Failure to Pay” means the failure by the Reference Entity and any guarantor or other obligor with respect thereto to make, when and where due, any payments in respect of the Reference Obligation, in accordance with the terms of the Reference Obligation at the time of such failure, where such failure has continued for at least 3 Business Days (or, if longer the applicable grace period under the Reference Obligation), including without limitation any Reference Obligation determined under the Applicable Loan Warehouse Standards as being 30 calendar days or more in arrears or having not been fully current on payments for 30 calendar days or more.

Restructuring:	Section 4.7 (Restructuring) of the Credit Derivatives Definitions is deleted in its entirety and replaced with the following:
"The occurrence with respect to a Reference Obligation of the forgiveness, reduction or postponement of principal, interest, or fees payable with respect to such Reference Obligation or a change in the ranking, priority, or subordination of such Reference Obligation, that in any case results in a value reduction or other similar debit to the profit and loss account on the books of the Buyer with respect to the relevant Reference Entity; provided that any such forgiveness, reduction, postponement, change or subordination is actually effected and is consistent with standards that would be used by the Buyer if this Transaction had not been entered into; provided further that, any reduction or amendment made to any Reference Obligation to correct any error or inaccuracy or to change the advance rate shall not be a Restructuring."
Credit Event Reference Obligation:	A Reference Obligation with respect to which a Credit Event has occurred, as designated by the Buyer.
Obligation(s):	Reference Obligations Only.
Determination Procedures for Credit Events:
The occurrence of a Credit Event with respect to a Reference Obligation shall be designated by the Buyer, which determination shall be made in accordance with the terms hereof.
For the avoidance of doubt, no Credit Event Notice is required to be delivered for the purposes of the Transaction.

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Credit Event UPB:
With respect to any Credit Event Reference Obligation, (i) the unpaid principal balance thereof as of the relevant Credit Event Determination Date (or in the case of a Restructuring, immediately prior to the Restructuring), minus (ii) all funds, if any, that have been escrowed, are available in respect of such Credit Event Reference Obligation for the payment of principal on such Credit Event Reference Obligation, and have not already been included in the determination of the unpaid principal balance thereof as of the relevant Credit Event Determination Date.
For the purposes of the determination of the Credit Event UPB, the aggregate outstanding principal balance of the relevant Reference Obligation (including, for the avoidance of doubt, any portion of such Reference Obligation that is not subject to the terms of this Confirmation) shall be applicable.

The Credit Event UPB will be determined by the Buyer and will be subject to verification by the Verification Agent in accordance with the terms of the Agreed Upon Procedures.
	Applicable Loan Warehouse Standards:	The applicable standards and procedures followed by the Buyer in the ordinary course of its business with respect to administering the assets of a type similar to the Reference Obligations, including the obligation of the Buyer to (a) diligently administer the Reference Obligations in accordance with applicable law and the documentation evidencing the Reference Obligations, in the same manner in which, and with the same care, skill, prudence and diligence with which the Buyer administers similar assets not subject to the terms of this Transaction, in each case with a view to (A) the timely recovery of all payments owed under the Reference Obligations, and (B) in the case of default, the use of commercially reasonable actions to maximize recoveries and minimize losses on such Reference Obligations.
4.	Loss Calculations:
	Settlement:	For the avoidance of doubt, this Transaction is a hypothetical transaction used for purposes of making calculations under the Note Purchase Agreement and settlements or payments shall be made under this Confirmation.
	Initial Loss Amount:	With respect to any Credit Event Reference Obligation, the product of (x) the Credit Event UPB of such Credit Event Reference Obligation, (y) the Loss Severity and (z) the Reference Obligation Factor.

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Loss Severity:	20%
Initial Loss Determination Date:	With respect to a Credit Event Reference Obligation, the Business Day immediately following the date on which the Buyer has determined the Credit Event UPB of such Credit Event Reference Obligation.
Loss Adjustment Amount:
With respect to a Credit Event Reference Obligation, as of the Final Loss Determination Date, an amount (which may be negative) equal to the Initial Loss Amount minus the product of (x) the Final Loss Amount multiplied by (y) the Reference Obligation Factor.
If such Loss Adjustment is positive, such Loss Adjustment Amount shall be a "Buyer Final Amount".
If such Loss Adjustment is negative, the absolute value of such Loss Adjustment Amount shall be a "Seller Final Amount".

Final Loss Determination Date:	With respect to a Credit Event Reference Obligation, that date that is (a) for a Work-Out Loss, the final recovery date with respect to the Reference Obligation (as determined by the Buyer in accordance with the Applicable Loan Warehouse Standards), and (b) (i) for an Estimate Loss, if the Credit Event Determination Date with respect to such Reference Obligation occurs on or prior to the Determination Date immediately prior to the Replenishment End Date, such Determination Date, and (ii) if the Credit Event Determination Date with respect to such Reference Obligation occurs after the Determination Date immediately prior to the Replenishment End Date, the Determination Date immediately following the Credit Event Determination Date. The Buyer will determine the final recovery date (where applicable) as the date as of which the Reference Obligation (or the remainder thereof) shall be written off or the formal workout or sale process shall have been terminated, in each case in accordance with its Applicable Loan Warehouse Standards.

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Final Loss Amount:
For each Credit Event Reference Obligation with respect to which the Final Loss Amount is determined on or prior to the Determination Date immediately prior to the Replenishment End Date, the amount determined as of the Final Loss Determination Date (a "Work-Out Loss") to be the greater of (i) zero and (ii) the Credit Event UPB minus the amount recovered by the Buyer in respect of principal upon a work-out or sale of such Credit Event Reference Obligation. The work-out process shall be deemed to commence on the day following the Credit Event Determination Date and will continue until the date on which (a) the Buyer has consummated the sale of such Credit Event Reference Obligation or (b) the Buyer has determined that such Credit Event Reference Obligation shall be written off or that the work-out process in respect of such Credit Event Reference Obligation has been completed.
With respect to any Credit Event Reference Obligation for which a Work-Out Loss is not determined on or prior to the Determination Date immediately prior to the Replenishment End Date, the Buyer shall determine such Final Loss Amount (an "Estimate Loss") by making a good faith estimate of all recoveries that the Buyer will receive on such Credit Event Reference Obligation, which shall reflect the criteria set out in this paragraph. For the purposes of the determination of the Final Loss Amount, the aggregate outstanding principal balance of the relevant Reference Obligation (including, for the avoidance of doubt, any portion of such Reference Obligation that is not subject to the terms of this Confirmation) shall be applicable.

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The Final Loss Amount:
(a) shall take into account, if the relevant Credit Event is Bankruptcy or Failure to Pay, any amount received from any third party (which, for the avoidance of doubt, shall include any amount received under any indemnity, surety, or guarantee) which is paid to the Buyer in discharge of the Reference Entity's obligations under the relevant Credit Event Reference Obligation; and
(b) if the relevant Credit Event is Restructuring, shall:
(i) take into account the present value of any change in interest amounts to be paid to Buyer in consideration for effecting or in connection with such Restructuring;
(ii) not take into account any other payments received by the Buyer in respect of interest in respect of the Credit Event Reference Obligation or fees applicable to such Credit Event Reference Obligation; and
(iii) take into account any payments received by the Buyer in respect of principal payments in respect of such Credit Event Reference Obligation.
For the avoidance of doubt, the Final Loss Amount shall (i) be determined net of any Recovery Costs and Expenses, and (ii) not be less than zero.
Recoveries for this purpose will include amounts recovered by the Buyer from a workout or sale of the Reference Obligation (or relevant collateral) conducted in a commercially reasonable manner and with the objective to maximize recoveries and minimize losses in accordance with the Applicable Loan Warehouse Standards (and disregarding for such purposes the effect of any credit protection provided hereunder). Recoveries on a Credit Event Reference Obligation will be allocated in accordance with the terms of the definitive loan documentation for such Reference Obligation.

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“Recovery Costs and Expenses” shall be the out-of-pocket costs and expenses incurred by the Buyer in connection with the recovery, workout or sale of the Credit Event Reference Obligation (or relevant collateral) in accordance with the Applicable Loan Warehouse Standards and the terms of the Reference Obligation, in each case other than any such costs or expenses that are paid or reimbursed by the Reference Entity.

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True-Up Amounts and True-Down Amounts:
True-Up Amounts and True-Down Amounts shall only be applicable to a Credit Event Reference Obligation with respect to which a Final Loss Amount is determined on or prior to the Determination Date immediately prior to the Replenishment End Date.
If a Work-Out Loss has been determined with respect to a Credit Event Reference Obligation:
An amount determined by the Buyer on the Determination Date immediately prior to the Termination Date equal to (x) the sum of all additional recoveries on such Credit Event Reference Obligation (net of Recovery Costs and Expenses) obtained after such Final Loss Determination Date, multiplied by (y) the Reference Obligation Factor (a "True-Up Amount (1)").
If an Estimate Loss has been determined with respect to a Credit Event Reference Obligation, either (1) or (2) below:
(1) If, prior to the Determination Date before the Termination Date, the Buyer has (a) consummated the sale of such Credit Event Reference Obligation or (b) the Buyer has determined that such Credit Event Reference Obligation shall be written off or that the work-out process in respect of such Credit Event Reference Obligation has been completed, an amount equal to (x)(A) (1) the Credit Event UPB minus (2) the total amount recovered by the Buyer in respect of principal upon a work-out or sale of such Credit Event Reference Obligation, minus (B) the Final Loss Amount previously determined with respect to such Credit Event Reference Obligation, multiplied by (y) the Reference Obligation Factor. If such amount is positive, such amount shall be a "True-Down Amount (2)". If such amount is negative, the absolute value of such amount shall be a "True-Up Amount (2)". The amount recovered by the Buyer shall be determined in accordance with the provisions and the criteria of the Final Loss Amount provision above. Notwithstanding that any True-Up Amount (2) or True-Down Amount (2) is determined prior to the Determination Date immediately prior to the Termination Date, each such amount shall be deemed to be determined on such Determination Date.
(2) If (1) above is not applicable, an amount determined on the Determination Date immediately prior to the Termination Date equal to (x)(A) (1) the Credit Event UPB minus (2) a good

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faith estimate of all recoveries that the Buyer will receive on such Credit Event Reference Obligation, minus (B) the Final Loss Amount previously determined with respect to such Credit Event Reference Obligation, multiplied by (y) the Reference Obligation Factor. If such amount is positive, such amount shall be a "True-Down Amount (3)". If such amount is negative, the absolute value of such amount shall be a "True-Up Amount (3)". The good faith estimate made by the Buyer shall be determined in accordance with the provisions and the criteria of the Final Loss Amount provision above.

Each True-Up Amount (1), True-Up Amount (2) and True-Up Amount (3), a "True-Up Amount".

Each True-Down Amount (2) and True-Down Amount (3), a "True-Down Amount".

For the purposes of determining any True-Up Amount or True-Down Amount, the aggregate outstanding principal balance of the relevant Reference Obligation (including, for the avoidance of doubt, any portion of such Reference Obligation that is not subject to the terms of this Confirmation) shall be applicable.
Multiple Credit Events:	For the avoidance of doubt, an Initial Loss Determination Date and/or a Final Loss Determination Date may occur in respect of more than one Reference Obligation, and accordingly more than one Initial Loss Amounts, Seller Final Amounts and/or Buyer Final Amounts may be determined under this Transaction.
Buyer Adjustment Amount:
For a Credit Event Reference Obligation, upon the date of the determination of the Final Loss Amount, an amount equal to the product of (i) the Buyer Final Amount, (ii) the Adjustment Rate, and (iii) the Day Count Fraction for the period from and including the Initial Loss Determination Date to but excluding the Final Loss Determination Date. If there is no Buyer Final Amount with respect to such Credit Event Reference Obligation, the Buyer Adjustment Amount shall be zero.
Buyer Adjustment Amounts shall be added to the Aggregate Interest Amount in accordance with the terms of the Note Purchase Agreement.

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Seller Adjustment Amount:
For a Credit Event Reference Obligation, upon the date of the determination of the Final Loss Amount, an amount equal to the product of (i) the Seller Final Amount, (ii) the Adjustment Rate, and (iii) the Day Count Fraction for the period from and including the Initial Loss Determination Date to but excluding the Final Loss Determination Date. If there is no Seller Final Amount with respect to such Credit Event Reference Obligation, the Seller Adjustment Amount shall be zero.
Seller Adjustment Amounts shall be subtracted from the Aggregate Interest Amount in accordance with the terms of the Note Purchase Agreement.

Adjustment Rate:	A rate equal to the applicable “Interest Rate” (as determined in accordance with the Note Purchase Agreement for the relevant period).
Day Count Fraction:	30/360

5.    Additional Terms:
(a) Error Adjustment Amounts. The Buyer, the Seller and the Calculation Agent agree that if any Final Loss Amount for a Credit Event Reference Obligation proves, after the date of determination thereof but prior to the Final Replenishment End Date, to have been determined in error (in each case as reasonably determined by the Calculation Agent), then the following shall occur with respect to all relevant Credit Event Reference Obligations (and, for the avoidance of doubt, so long as the Termination Date has not occurred) (without duplication of any True-Up Amounts or True-Down Amounts):
(1) the Calculation Agent shall calculate, for each such Credit Event Reference Obligation the amount equal to the product of (i) (x) the Final Loss Amount that was actually determined, minus (y) the Final Loss Amount that that should rightfully have been determined, multiplied by (ii) the Reference Obligation Factor, (such amount, the “Error Adjustment Amount”); and
(2)    if any such Error Adjustment Amount is positive, such Error Adjustment Amount shall be added to the Credit Protection Notional Amount, and if any such Error Adjustment Amount is negative, the absolute value of such Error Adjustment Amount shall be subtracted from the Credit Protection Notional Amount.
(b) Calculation Agent Notifications. The Calculation Agent will notify the Buyer and the Seller in writing of any Initial Loss Amount, Final Loss Amount, Seller Final Amount and Buyer Final Amount determined hereunder as soon as reasonably practicable after determining the same.

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(c)Calculation Agent Determinations, Considerations, Elections, Selections, Calculations and Other Matters. All determinations, considerations, elections, selections, calculations and other matters to be decided upon under the Transaction described herein shall be made by the Calculation Agent in its discretion acting in good faith.
(d) Verification Agent. Buyer has appointed a nationally recognized independent accounting firm as Verification Agent under this Agreement (the "Verification Agent"). The Verification Agent shall perform the Agreed upon Procedures set out in Schedule C hereto (the "Agreed Upon Procedures").

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Please confirm your agreement to be bound by the terms of the foregoing by executing a copy of this Confirmation and returning it to us.
Yours sincerely,
[  ]
By:    ___________________
Name:
Title:
Confirmed as of the date first above written:
[  ]

By: ________________________________
Name:
Title: